EXHIBIT (c)(6)






                       IN THE UNITED STATES DISTRICT COURT

                     FOR THE EASTERN DISTRICT OF PENNSYLVANIA

         -----------------------------------x
                                            :
         NORFOLK SOUTHERN CORPORATION, a    :
         Virginia corporation,              :
         Three Commercial Place             :
         Norfolk, VA  23510-2191,           :
                                            :
         Atlantic Acquisition Corporation   :
         Three Commercial Place             :
         Norfolk, VA  23510-2191,           :
                                            :
               and                          :
                                            :
         Kathryn B. McQuade                 :
         5114 Hunting Hills Drive           :
         Roanoke, VA  24014,                :
                                            :
                           Plaintiffs,      :
                                            :
               -against-                    :
                                            :    C.A. No. 96-CV-7167
         Conrail Inc., a Pennsylvania       :
         corporation,                       :
         Two Commerce Square                :
         2001 Market Street                 :
         Philadelphia, PA  19101,           :
                                            :
         David M. LeVan                     :
         245 Pine Street                    :
         Philadelphia, PA  19103-7044,      :
                                            :
         H. Furlong Baldwin                 :
         4000 N. Charles Street             :
         Baltimore, MD  21218-1756,         :
                                            :
         Daniel B. Burke                    :
         Capital Cities/ABC Inc.            :
         77 W. 66th Street                  :
         New York, NY  10023-6201,          :

         (Caption continued on next page)






                       IN THE UNITED STATES DISTRICT COURT

                     FOR THE EASTERN DISTRICT OF PENNSYLVANIA

         Roger S. Hillas                    :
         Two Commerce Square                :
         2001 Market Street                 :
         Philadelphia, PA  19101,           :
                                            :
         Claude S. Brinegar                 :
         1574 Michael Lane                  :
         Pacific Palisades, CA  90272-2026, :
                                            :C.A. No. 96-CV-7167
         Kathleen Foley Feldstein           :
         147 Clifton Street                 :
         Belmont, MA  02178-2603,           :
                                            :
         David B. Lewis                     :
         1755 Burns Street                  :
         Detroit, MI  48214-2848,           :
                                            :
         John C. Marous                     :
         109 White Gate Road                :
         Pittsburgh, PA  15238,             :
                                            :
         David H. Swanson                   :
         Countrymark Inc.                   :
         950 N. Meridian Street             :
         Indianapolis, IN  46204-3909,      :
                                            :
         E. Bradley Jones                   :
         2775 Lander Road                   :
         Pepper Pike, OH  44124-4808,       :
                                            :
         Raymond T. Schuler                 :
         Two Commerce Square                :
         2001 Market Street                 :
         Philadelphia, PA  19101,           :
                                            :
               and                          :
                                            :
         CSX Corporation                    :
         One James Center                   :
         901 East Cary Street               :
         Richmond, VA  23219,               :
                                            :
                           Defendants.      :
         -----------------------------------x

                           FIRST AMENDED COMPLAINT FOR
                        DECLARATORY AND INJUNCTIVE RELIEF


                   Plaintiffs, by their undersigned attorneys, as

         and for their First Amended Complaint, allege upon knowl-

         edge with respect to themselves and their own acts, and

         upon information and belief as to all other matters, as

         follows:


                               Nature of the Action


                   1.  This action arises from the attempt by

         defendants Conrail Inc. ("Conrail"), its directors (the

         "Director Defendants"), and CSX Corporation ("CSX") to

         coerce, mislead and fraudulently manipulate Conrail's

         shareholders to swiftly deliver control of Conrail to CSX

         for eighty-some dollars in cash and stock and to fore-

         stall any competing higher bid for Conrail by plaintiff

         Norfolk Southern Corporation ("NS").  Although defendants

         have attempted to create the impression that NS's superi-

         or $100 per share all-cash offer for all of Conrail's

         stock is a "non-bid" or a "phantom offer," in reality the

         only obstacles to the availability of the $100 per share

         offered by NS are illegal actions and ultra vires agree-

         ments by defendants.  The ultimate purpose of this action

         is to establish the illegality of such actions and agree-

         ments so that NS may proceed to provide superior value to











         Conrail's shareholders and a superior transaction to

         Conrail and all of its constituencies.


                   2.  Additionally, plaintiffs will seek interim

         injunctive relief to maintain the status quo and ensure

         that Conrail shareholders will not be coerced, misled and

         fraudulently manipulated by defendants' illegal conduct

         to deliver control over Conrail to CSX before the Court

         can finally determine the issues raised in this action.


                   3.  The event that set this controversy in

         motion was the unexpected announcement that CSX would

         take over Conrail.  In a surprise move on October 15,

         1996, defendants Conrail and CSX announced a deal to

         rapidly transfer control of Conrail to CSX and foreclose

         any other bids for Conrail (the "CSX Transaction").  The

         CSX Transaction is to be accomplished through a compli-

         cated multi-tier structure involving a coercive front-end

         loaded cash tender offer, a lock-up stock option and,

         following required regulatory approvals or exemptions, a

         back-end merger in which Conrail shareholders will re-

         ceive stock and, under certain circumstances, cash.  As

         of the close of business on October 29, 1996, the blended

         value of the CSX Transaction was slightly more than $85

         per Conrail share.  Integral to this deal are executive

         succession and compensation guarantees for Conrail man-











         agement and board composition covenants effectively

         ensuring Conrail directors of continued board seats.


                   4.  Because plaintiff NS believes that a

         business combination between Conrail and NS would yield

         benefits to both companies and their constituencies far

         superior to any benefits offered by the proposed Con-

         rail/CSX combination, NS on October 23, 1996 announced

         its intention to commence, through its wholly-owned

         subsidiary, plaintiff Atlantic Acquisition Corporation

         ("AAC") a cash tender offer (the "NS Offer") for all

         shares of Conrail stock at $100 per share, to be followed

         by a cash merger at the same price (the "Proposed Merg-

         er," and together with the NS Offer, the "NS Proposal").

         The following day, on October 24, 1996, the NS Offer

         commenced.


                   5.  At the heart of this controversy is the

         assertion by defendants, both expressly and through their

         conduct, that the Director Defendants, as directors of a

         Pennsylvania corporation, have virtually no fiduciary

         duties.  While it is true that Pennsylvania statutory law

         provides directors of Pennsylvania corporations with wide

         discretion in responding to acquisition proposals, defen-

         dants here have gone far beyond what even Pennsylvania

         law permits.  Indeed, it appears that defendants are











         taking Pennsylvania's statutory regime as carte blanche

         to insulate Conrail, through the first half of the first

         decade of the next millennium, from any acquisition by

         any party (including CSX) other than the CSX Transaction

         with its current pricing and other terms, regardless of

         how favorable any such other proposed acquisition might

         be to Conrail's shareholders, customers, and other con-

         stituencies.  As a result, this battle for control of

         Conrail presents the most audacious array of lock-up

         devices ever attempted:

              . The Poison Pill Lock-In. The CSX Merger Agreement exempts the CSX Transaction from Conrail's Poison Pill Plan, and purports to prohibit the Conrail Board from redeem-ing, amending or otherwise taking any further action with respect to the Plan. Under the terms of the Poison Pill Plan, the Conrail directors will lose their power to make the poison pill inapplicable to any acquisition transaction other than the CSX Transaction on November 7, unless CSX agrees to let them postpone that date. Thus, the Poison Pill Lock-In threatens to lock-up Conrail, even from friendly trans-actions, until the year 2005, when the poison pill rights expire. That is, un-less the November 7 date is postponed, Conrail will be unable to be acquired other than through the CSX Transaction, under its current terms, for a period of almost nine years. Put simply, the CSX Merger Agreement purports to require Con-rail to swallow its own poison pill. The Poison Pill Lock-In is an unprecedented, draconian and utterly preclusive lock-up device, is ultra vires under Pennsylvania law, and constitutes a total abdication













                   and breach of the Conrail directors' fidu-ciary duties of loyalty and care. To make matters worse, in violation of the federal securities laws, the defendants in their tender offer filings affirmatively misrep-resented key terms of the Conrail Poison Pill Plan bearing directly upon the Poison Pill Lock-In.

              .    The 180-Day Lock-Out.  The CSX Merger
                   Agreement audaciously and unashamedly pur-ports to prohibit Conrail's directors from withdrawing their recommendation that Conrail's shareholders accept and approve the CSX Transaction and from terminating the CSX Merger Agreement, even if their fiduciary duties require them to do so, for a period of 180 days from execution of the agreement. Put simply, Conrail's directors have agreed to take a six-month leave of absence during what may be the most critical six months in Conrail's history. The 180-Day Lock-Out is ultra vires under Pennsylvania law and consti-tutes a complete abdication and breach of the Conrail directors' duties of loyalty and care.

              .    The Stock Option Lock-Up And The $300
                   Million Break-Up Fee.  The CSX Merger
                   Agreement provides, in essence, that Con-rail must pay CSX a $300 million windfall if the CSX Merger Agreement is terminated and Conrail is acquired by another compa-ny. Further, a Stock Option Agreement granted by Conrail to CSX threatens over $100 million in dilution costs to any com-peting bidder for Conrail. This lock-up option is particularly onerous because the higher the competing bid, the greater the dilution it threatens.

              .    The Continuing Director Amendments To
                   Conrail's Poison Pill Plan. Recognizing that Pennsylvania law permits shareholders of Pennsylvania corporations to elect a new board of directors if they disagree













                   with an incumbent board's decisions con-cerning acquisition offers, the Conrail Board altered the Conrail Poison Pill Plan in September 1995 to deprive Conrail's shareholders of the ability to elect new directors fully empowered to act to render the poison pill ineffective or inapplica-ble to a transaction they deem to be in the corporation's best interests. This amendment to the Conrail Poison Pill plan is ultra vires under Pennsylvania law and Conrail's Charter and By-Laws, and consti-tutes an impermissible interference in the stockholder franchise and a breach of the Conrail directors' duty of loyalty.


         At bottom, what defendants have attempted here is to

         litter the playing field with illegal, ultra vires appar-

         ent impediments to competing acquisition proposals, and

         then coerce Conrail shareholders to swiftly deliver

         control of Conrail to CSX before the illegality of such

         impediments can be determined and revealed.


                   6.  Accordingly, by this action, plaintiffs NS,

         AAC, and Kathryn B. McQuade, a Conrail shareholder, seek

         emergency relief against defendants' illegal attempt to

         lock-up the rapid sale of control of Conrail to CSX

         through their scheme of coercion, deception and fraudu-

         lent manipulation, in violation of the federal securities

         laws, Pennsylvania statutory law, and the fiduciary

         duties of the Director Defendants.  In addition, to

         facilitate the NS Proposal, plaintiffs seek certain

         declaratory relief with respect to replacement of











         Conrail's Board of Directors at Conrail's next annual

         meeting of shareholders.


                              Jurisdiction and Venue


                   7.  This Court has jurisdiction over this com-

         plaint pursuant to 28 U.S.C. Sections 1331 and 1367.


                   8.  Venue is proper in this District pursuant

         to 28 U.S.C. Section 1391.


                                   The Parties


                   9.  Plaintiff NS is a Virginia corporation

         with its principal place of business in Norfolk, Virgin-

         ia.  NS is a holding company operating rail and motor

         transportation services through its subsidiaries.  As of

         December 31, 1995, NS's railroads operated more than

         14,500 miles of road in the states of Alabama, Florida,

         Georgia, Illinois, Indiana, Iowa, Kentucky, Louisiana,

         Maryland, Michigan, Mississippi, Missouri, New York,

         North Carolina, Ohio, Pennsylvania, South Carolina,

         Tennessee, Virginia and West Virginia, and the Province

         of Ontario, Canada.  The lines of NS's railroads reach

         most of the larger industrial and trading centers in the

         Southeast and Midwest, with the exception of those in

         Central and Southern Florida.  In the fiscal year ended

         December 31, 1995, NS had net income of $712.7 million on

         total transportation operating revenues of $4.668 bil-








         lion.  According to The New York Times, NS "is considered

         by many analysts to be the nation's best-run railroad."

         NS is the beneficial owner of 100 shares of common stock

         of Conrail.


                   10.  Plaintiff AAC is a Pennsylvania corpora-

         tion.  The entire equity interest in AAC is owned by NS.

         AAC was organized by NS for the purpose of acquiring the

         entire equity interest in Conrail.


                   11.  Plaintiff Kathryn B. McQuade is and has

         been, at all times relevant to this action, the owner of

         Conrail common stock.


                   12.  Defendant Conrail is a Pennsylvania corpo-

         ration with its principal place of business in Philadel-

         phia, Pennsylvania.  Conrail is the major freight rail-

         road serving America's Northeast-Midwest region, op-

         erating over a rail network of approximately 11,000 route

         miles.  Conrail's common stock is widely held and trades

         on the New York Stock Exchange.  During the year ended

         December 31, 1995, Conrail had net income of $264 million

         on revenues of $3.68 billion.  On the day prior to an-

         nouncement of the CSX Transaction, the closing per share

         price of Conrail common stock was $71.


                   13.  Defendant David M. LeVan is President,

         Chief Executive Officer, and Chairman of Conrail's Board









         of Directors.  Defendants H. Furlong Baldwin, Daniel B.

         Burke, Roger S. Hillas, Claude S. Brinegar, Kathleen

         Foley Feldstein, David B. Lewis, John C. Marous, David H.

         Swanson, E. Bradley Jones, and Raymond T. Schuler are the

         remaining directors of Conrail.  The foregoing individual

         directors of Conrail owe fiduciary duties to Conrail and

         its stockholders, including plaintiffs.


                   14.  Defendant CSX is a Virginia corporation

         with its principal place of business in Richmond, Virgin-

         ia.  CSX is a transportation company providing rail,

         internodal, ocean container-shipping, barging, trucking

         and contract logistic services.  CSX's rail transporta-

         tion operations serve the southeastern and midwestern

         United States.


                                Factual Background


         The Offer


                   15.  In response to the surprise October 15 an-

         nouncement of the CSX Transaction, on October 23, 1996,

         NS announced its intention to commence a public tender

         offer for all shares of Conrail common stock at a price

         of $100 cash per share.  NS further announced that it in-

         tends, as soon as practicable following the closing of

         the NS Offer, to acquire the entire equity interest in

         Conrail by causing it to merge with AAC in the Proposed









         Merger.  In the Proposed Merger, Conrail common stock not

         tendered and accepted in the NS Offer would be converted

         into the right to receive $100 in cash per share.  On

         October 24, 1996, NS, through AAC, commenced the NS

         Offer.  The NS Offer and the Proposed Merger represent a

         40.8% premium over the closing market price of Conrail

         stock on October 14, 1996, the day prior to announcement

         of the CSX Transaction.


                   16.  In a letter delivered on October 23, 1996

         to the Defendant Directors, NS stated that it is flexible

         as to all aspects of the NS Proposal and expressed its

         eagerness to negotiate a friendly merger with Conrail.

         The letter indicated, in particular, that while the NS

         Proposal is a proposal to acquire the entire equity

         interest in Conrail for cash, NS is willing to discuss,

         if the Conrail board so desires, including a substantial

         equity component to the consideration to be paid in a

         negotiated transaction so that current Conrail sharehold-

         ers could have a continuing interest in the combined

         NS/Conrail enterprise.





















         The Current Crisis:  In a Surprise Move
         Intended To Foreclose Competing Bids,
         Conrail and CSX Announce On October 15
         That Conrail Has Essentially Granted CSX
         A Lock-Up Over Control Of The Company


                   17.  After many months of maintaining that Con-

         rail was not for sale, on October 16, 1996, the Conrail

         Board announced an abrupt about-face:  Conrail would be

         sold to CSX in a multiple-step transaction designed to

         swiftly transfer effective, if not absolute, voting con-

         trol over Conrail to a voting trustee who would be con-

         tractually required to vote to approve CSX's acquisition

         of the entire equity interest in Conrail through a fol-

         low-up stock merger.


                   18.  Two circumstances relating to the CSX

         Transaction create the current crisis.  First, as noted

         above, and as explained more fully below, on November 7,

         1996, a "Distribution Date" will occur under Conrail's

         Poison Pill Plan, after which time Conrail's Board will

         lose the ability to remove the poison pill rights as an

         obstacle to any transaction other than the CSX Transac-

         tion.  This event, if it is allowed to occur, will irrep-

         arably harm Conrail, its shareholders, and other constit-

         uencies by making Conrail incapable of being acquired

         until the year 2005, other than through the CSX Transac-

         tion as it is currently proposed.











                   19.  Even if the "Distribution Date" problem

         with Conrail's Poison Pill Plan were remedied, the fate

         of Conrail could be effectively determined on Novem-

         ber 14, 1996, just 23 business days after announcement of

         the CSX Transaction.  That is when Conrail shareholders

         will be called upon to vote on a proposed amendment to

         Conrail's Articles of Incorporation designed to facili-

         tate the swift transfer of control in favor of CSX, and

         only CSX.  If they approve the Charter Amendment, and

         then, in the misinformed belief that the NS Proposal does

         not present a viable and superior alternative, tender 40%

         of Conrail's stock to CSX, Conrail's shareholders will

         have been coerced by defendants' fraudulent and manipula-

         tive tactics to sell Conrail to the low bidder.


         Defendants Were Well Aware That
         A Superior Competing Acquisition
         Proposal By NS was Inevitable


                   20.  For a number of years, certain members of

         senior management of NS, including David R. Goode, Chair-

         man and Chief Executive Officer of NS, have spoken numer-

         ous times with senior management of Conrail, including

         former Conrail Chairman and Chief Executive Officer,

         James A. Hagen, and Current Conrail Chairman and Chief

         Executive Officer, defendant David W. LeVan, concerning a

         possible business combination between NS and Conrail.










         Ultimately, Conrail management encouraged such discus-

         sions prior to Mr. Hagen's retirement as Chief Executive

         Officer of Conrail.  Conrail discontinued such discus-

         sions in September 1994, when the Conrail Board elected

         Mr. LeVan as Conrail's President and Chief Operating

         Officer as a step toward ultimately installing him as

         Chief Executive Officer and Chairman upon Mr. Hagen's

         departure.


                   21.  Prior to 1994, senior management of NS and

         Conrail discussed, from time to time, opportunities for

         business cooperation between the companies, and, in some

         of those discussions, the general concept of a business

         combination.  While the companies determined to proceed

         with certain business cooperation opportunities, includ-

         ing the Triple Crown Services joint venture, no decisions

         were reached concerning a business combination at that

         time.


                   22.  In March of 1994, Mr. Hagen approached Mr.

         Goode to suggest that under the current regulatory envi-

         ronment, Conrail management now believed that a business

         combination between Conrail and NS could be accomplished,

         and that the companies should commence discussion of such

         a transaction.  Mr. Goode agreed to schedule a meeting

         between legal counsel for NS and Conrail for the purpose











         of discussing regulatory issues.  Following that meeting,

         Mr. Goode met with Mr. Hagen to discuss in general terms

         an acquisition of Conrail by NS.  Thereafter, during the

         period from April through August 1994, management and

         senior financial advisors of the respective companies met

         on numerous occasions to negotiate the terms of a combi-

         nation of Conrail and NS.  The parties entered into a

         confidentiality agreement on August 17, 1994.  During

         these discussions, Mr. Hagen and other representatives of

         Conrail pressed for a premium price to reflect the acqui-

         sition of control over Conrail by NS.  Initially, NS

         pressed instead for a stock-for-stock merger of equals in

         which no control premium would be paid to Conrail share-

         holders.  Conrail management insisted on a control premi-

         um, however, and ultimately the negotiations turned

         toward a premium stock-for-stock acquisition of Conrail.


                   23.  By early September 1994, the negotiations

         were in an advanced stage.  NS had proposed an exchange

         ratio of 1-to-1, but Conrail management was still press-

         ing for a higher premium.  In a meeting in Philadelphia

         on September 23, 1994, Mr. Goode increased the proposed

         exchange ratio to 1.1-to-1, and left the door open to an

         even higher ratio.  Mr. Hagen then told Mr. Goode that

         they could not reach agreement because the Conrail board












         had determined to remain independent and to pursue a

         stand-alone policy.  The meeting then concluded.


                   24.  The 1.1-to-1 exchange ratio proposed by

         Mr. Goode in September of 1994 reflected a substantial

         premium over the market price of Conrail stock at that

         time.  If one applies that ratio to NS's stock price on

         October 14, 1996 -- the day the Conrail Board approved

         the CSX Transaction -- it implies a per share acquisition

         price for Conrail of over $101.  Thus, there can be no

         question that Mr. LeVan, if not Conrail's Board, was well

         aware that NS would likely be willing and able to offer

         more -- to Conrail's shareholders, rather than manage-

         ment, that is -- than CSX could offer for an acquisition

         of Conrail.


         Defendant LeVan Actively Misleads NS
         Management In Order To Permit Him To
         Lock Up The Sale of Conrail to CSX


                   25.  During the period following September of

         1994, Mr. Goode from time to time had conversations with

         Mr. LeVan.  During virtually all of these conversations,

         Mr. Goode expressed NS's strong interest in negotiating

         an acquisition of Conrail.  Mr. LeVan responded that Con-

         rail wished to remain independent.  Nonetheless, Mr.

         Goode was led to believe that if and when the Conrail

         Board determined to pursue a sale of the company, it










         would do so through a process in which NS would have an

         opportunity to bid.


                   26.  At its September 24, 1999 meeting, the NS

         Board reviewed its strategic alternatives and determined

         that NS should press for an acquisition of Conrail.

         Accordingly, Mr. Goode again contacted Mr. LeVan to (i)

         reiterate NS's strong interest in acquiring Conrail and

         (ii) request a meeting at which he could present a con-

         crete proposal.  Mr. LeVan responded that the Conrail

         board would be holding a strategic planning meeting that

         month and that he and Mr. Goode would be back in contact

         after that meeting.  Mr. Goode emphasized that he wished

         to communicate NS's position so that Conrail's Board

         would be aware of it during the strategic planning meet-

         ing.  Mr. LeVan stated that it was unnecessary for Mr.

         Goode to do so.  At that point, the conversation conclud-

         ed.


                   27.  Following September 24, Mr. LeVan did not

         contact Mr. Goode.  Finally, on Friday, October 4, 1996,

         Mr. Goode telephoned Mr. LeVan.  Mr. Goode again reiter-

         ated NS's strong interest in making a proposal to acquire

         Conrail.  Mr. LeVan responded that the Conrail Board

         would be meeting on October 16, 1996, and assumed that he

         and Mr. Hagen would contact Mr. Goode following that











         meeting.  Mr. Goode again stated that NS wanted to make a

         proposal so that the Conrail Board would be aware of it.

         Mr. LeVan stated that it was unnecessary to do so.


         CSX's Chairman Snow Contributes To
         LeVan's Deception


                   28.  Several days prior to October 15, CSX's

         Chairman, John W. Snow, publicly stated that he did not

         expect to see any major business combinations in the

         railroad industry for several years.  On October 16,

         1996, the New York Times reported that "less than a week

         ago, Mr. Snow told Wall Street analysts that he did not

         expect another big merger in the industry (in the next

         few years)."


         On the Day Before the Purportedly
         Scheduled Meeting of Conrail's Board,
         Defendants Announce the CSX Transaction


                   29.  To NS's surprise and dismay, on Octo-

         ber 15, 1996, Conrail and CSX announced that they had

         entered into a definitive merger agreement (the "CSX

         Merger Agreement") pursuant to which control of Conrail

         would be swiftly sold to CSX and then a merger would be

         consummated following required regulatory approvals.  As

         of the close of business on October 29, 1996, the blended

         value of the CSX Transaction was slightly more than $85

         per Conrail share.  The CSX Transaction includes a break-










         up fee of $300 million and a lock-up stock option agree-

         ment threatening substantial dilution to any rival bidder

         for control of Conrail.  Integral to the CSX Transaction

         are covenants substantially increasing Mr. LeVan's com-

         pensation and guaranteeing that he will succeed John W.

         Snow, CSX's Chairman and Chief Executive Officer, as the

         combined company's CEO and Chairman.


         CSX Admits That The Conrail Board Approved
         The CSX Transaction Rapidly.


                   30.  On October 16, 1996, The New York Times

         reported that CSX's Snow on October 15, 1996, had stated

         that the multi-billion dollar sale of Conrail in the CSX

         Transaction "came together rapidly in the last two

         weeks."  The Wall Street Journal reported on October 16

         that Mr. Snow stated that negotiations concerning the CSX

         Transaction had gone "very quickly," and "much faster

         than he and Mr. LeVan had anticipated."  On October 24,

         1996, the Wall Street Journal observed that "[i]n reach-

         ing its agreement with CSX, Conrail didn't solicit other

         bids ... and appeared to complete the accord at breakneck

         speed."


                   31.  Thus, Conrail's board approved the CSX

         Transaction rapidly without a good faith and reasonable

         investigation.  Given the nature of the CSX Transaction,











         with its draconian and preclusive lock-up mechanisms, the

         Conrail Board's rapid approval of the deal constitutes

         reckless and grossly negligent conduct.


         CSX's Snow Implies That the CSX Transaction
         Is a Fait Accomli and States That Conrail's
         Directors Have Almost No Fiduciary Duties


                   32.  On October 16, 1996, Mr. Goode met in

         Washington, D.C. with Mr. Snow to discuss the CSX Trans-

         action and certain regulatory issues that its consumma-

         tion would raise.  Mr. Snow advised Mr. Goode during that

         meeting that Conrail's counsel and investment bankers had

         ensured that the CSX, Transaction would be "bulletproof,"

         implying that the sale of control of Conrail to CSX is

         now a fait accompli.  Mr. Snow added that the "Pennsylva-

         nia statute," referring to Pennsylvania's Business Corpo-

         ration Law, was "great" and that Conrail's directors have

         almost no fiduciary duties.  Mr. Snow's comments were

         intended to discourage NS from making a competing offer

         for control of Conrail and to suggest that NS had no

         choice but to negotiate with CSX for access to such por-

         tions of Conrail's rail system as would be necessary to

         address the regulatory concerns that would be raised by

         consummation of the CSX Transaction.  After Mr. Snow told

         Mr. Goode what CSX was willing to offer to NS in this

         regard, the meeting concluded.












         NS Responds With A
         Superior Offer For Conrail


                   33.  On October 22, the NS Board met to review

         its strategic options in light of the announcement of the

         CSX Transaction.  Because the NS Board believes that a

         combination of NS and Conrail would offer compelling

         benefits to both companies, their shareholders and their

         other constituencies, it determined that NS should make a

         competing bid for Conrail.  On October 23, 1996, NS pub-

         licly announced its intention to commence a cash tender

         offer for all shares of Conrail stock for $100 per share,

         to be followed, after required regulatory approvals, by a

         cash merger at the same price.  On October 24, 1996, NS,

         through AAC, commenced the NS Offer.


         CSX Tells The Market That NS's Superior
         Proposal To Acquire Conrail Is Not Real


                   34.  CSX responded to the NS Proposal by at-

         tempting to lead the market to believe that the superior

         NS Proposal does not represent a real, viable and actual-

         ly available alternative to the CSX Transaction.  On

         October 24, 1996, the Wall Street Journal reported:


                   CSX issued a harshly worded statement last night that called Norfolk's move a "nonbid" that would face inevitable delays and be sub-ject to numerous conditions. It said the Nor-folk bid couldn't be approved without Conrail's board, and notes that merger pact [with CSX] prohibited Conrail from terminating its pact








                   until mid-April.  It said the present value of
                   the Norfolk bid was under $90 a share because
                   of the minimum six-month delay....


         On the same day, The New York Times reported that "a

         source close to CSX" characterized the NS Proposal as "a

         phantom offer."


                   35.  These statements are an integral part of

         defendants' scheme to coerce, mislead and manipulate

         Conrail's shareholders to rapidly deliver control of

         Conrail to CSX by creating the false impression that the

         NS Proposal is not a viable and actually available alter-

         native.


                               The CSX Transaction


                   36.  Consistent with Mr. Snow's remarks, dis-

         cussed above, that Conrail's advisers had ensured that

         the CSX Transaction is "bullet-proof" and that Conrail's

         directors have almost no fiduciary duties, the CSX Merger

         Agreement contains draconian "lock-up" provisions which

         are unprecedented.  These provisions are designed to

         foreclose success by any competing bidder for Conrail and

         to protect the lucrative compensation increase and execu-

         tive succession deal promised to defendant LeVan by CSX.


         The Poison Pill Lock-In


                   37.  Perhaps the most onerous of these provi-

         sions, in terms of the drastic consequences it threatens








         to Conrail, its stockholders and its other legitimate

         constituencies, is the poison pill "lock-in" provision

         (the "Poison Pill Lock-In").  The CSX Merger Agreement

         purports to bind the Conrail board not to take any action

         with respect to the Conrail Poison Pill to facilitate any

         offer to acquire Conrail other than the CSX Transaction.

         At the same time, the Conrail board has amended the

         Conrail Poison Pill to facilitate the CSX Transaction.


                   38.  Because of certain unusual provisions to

         the Conrail Poison Pill Plan -- which provisions, as

         noted below, not only were not disclosed in the Schedule

         14D-1 filed with the Securities and Exchange Commission

         or in the Offer to Purchase circulated to Conrail's

         stockholders by CSX, or in the Schedule 14D-9 circulated

         to Conrail's shareholders by Conrail, but were in fact

         affirmatively misdescribed in CSX's Schedule 14D-1 and

         Offer to Purchase -- the provision in the CSX Merger

         Agreement barring the Conrail Board from taking action

         with respect to the Conrail Poison Pill threatens grave,

         imminent and irreparable harm to Conrail and all of its

         constituencies.


                   39.  The problem is that on November 7, 1996, a

         "Distribution Date", as that term is defined in the

         Conrail Poison Pill Plan, will occur.  Once that happens,











         the "Rights" issued under the Plan will no longer be

         redeemable by the Conrail Board, and the Plan will no

         longer be capable of amendment to facilitate any takeover

         or merger proposal.  Put simply, once the Distribution

         Date occurs, Conrail's directors will have no control

         over the Conrail Poison Pill's dilutive effect on an

         acquiror.  Because of the draconian effects of the poison

         pill dilution on a takeover bidder, no bidder other than

         CSX will be able to acquire Conrail until the poison pill

         rights expire in the year 2005, regardless of whether

         such other bidder offers a transaction that is better for

         Conrail and its legitimate constituencies than the CSX

         Transaction.  Further, not even CSX will be able to

         acquire Conrail in a transaction other than the CSX

         Transaction.  In other words, if Conrail is not acquired

         by CSX in the CSX Transaction for the level of cash and

         stock currently offered by CSX, then it appears that Con-

         rail will not be capable of being acquired until at least

         2005.  In essence, Conrail is about to swallow its own

         poison pill.


                   40.  Poison Pills -- typically referred to as

         "shareholders rights plans" by the corporations which

         adopt them -- are normally designed to make an unsolicit-

         ed acquisition prohibitively expensive to an acquiror by












         diluting the value and proportional voting power of the

         shares acquired.


                   41.  Under such a plan, stockholders receive a

         dividend of originally uncertificated, unexercisable

         rights.  The rights become exercisable and certificated

         on the so-called "Distribution Date," which under the

         Conrail Poison Pill Plan is defined as the earlier of 10

         days following public announcement that a person or group

         has acquired beneficial ownership of 10% or more of

         Conrail's stock or 10 days following the commencement of

         a tender offer that would result in 10% or greater

         ownership of Conrail stock by the bidder.  On the

         Distribution Date, the corporation would issue

         certificates evidencing the rights, each of which would

         allow the holder to purchase a share of stock at a set

         price.  Initially, the exercise price of poison pill

         rights is set very substantially above market to ensure

         that the rights will not be exercised.  Once rights cer-

         tificates were issued, the rights could trade separately

         from the associated shares of stock.


                   42.  The provisions of a poison pill plan that

         cause the dilution to an acquiror's position in the

         corporation are called the "flip-in" and "flip-over"

         provisions.  Poison pill rights typically "flip in" when,











         among other things, a person or group obtains some

         specified percentage of the corporation's stock; in the

         Conrail Poison Pill plan, 10% is the "flip-in" level.

         Upon "flipping in," each right would entitle the holder

         to receive common stock of Conrail having a value of

         twice the exercise price of the right.  That is, each

         right would permit the holder to purchase newly issued

         common stock of Conrail at half price (specifically, $410

         worth of Conrail stock for $205).  The person or group

         acquiring the 10% or greater ownership, however, would be

         ineligible to exercise such rights.  In this way, a

         poison pill plan dilutes the acquiror's equity and voting

         position.  Poison pill rights "flip over" if the corpo-

         ration engages in a merger in which it is not the

         surviving entity.  Holders of rights, other than the

         acquiror, would then have the right to buy stock of the

         surviving entity at half price, again diluting the

         acquiror's position.  The Conrail Poison Pill Plan

         contains both a "flip-in" provision and a "flip-over"

         provision.


                   43.  So long as corporate directors retain the

         power ultimately to eliminate the anti-takeover effects

         of a poison pill plan in the event that they conclude

         that a particular acquisition would be in the best inter-

         ests of the corporation, a poison pill plan can be used










         to promote legitimate corporate interests.  Thus, typical

         poison pill plans reserve power in a corporation's board

         of directors to redeem the rights in toto for a nominal

         payment, or to amend the poison pill plan, for instance,

         to exempt a particular transaction or acquiror from the

         dilutive effects of the plan.


                   44.  The Conrail Poison Pill Plan contains

         provisions for redemption and amendment.  However, an

         unusual aspect of the Conrail Poison Pill Plan is that

         the power of Conrail's directors to redeem the rights or

         amend the plan to exempt a particular transaction or

         bidder terminates on the Distribution Date.  While the

         Conrail Poison Pill Plan gives Conrail directors the

         power to effectively postpone the Distribution Date, the

         CSX Merger Agreement purports to bind them contractually

         not to do so.  Thus, the Distribution Date under

         Conrail's Poison Pill Plan will occur on November 7, 1996

         -- ten business days after the date when NS commenced the

         Offer -- and Conrail's directors have entered into an

         agreement which purports to tie their hands so that they

         cannot do anything to prevent it.


                   45.  Ironically, the specific provisions of the

         CSX Merger Agreement which purport to prevent the Conrail

         directors from postponing the Distribution Date are the











         very same sections which require Conrail to exempt the

         CSX Transaction from the Conrail Poison Pill -- Sections

         3.1(n) and 5.13.  Section 3-1(n) provides, in pertinent

         part:


              Green-Rights Agreement and By-laws. (A) The Green Rights Agreement has been amended (the "Green Rights Plan Amendment") to (i) render the Green Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement and the Option Agreements and (ii) ensure that (y) neither White nor any of its wholly owned subsidiaries is an Acquiring Person (as defined in the Green Rights Agreement) pursuant to the Green Rights Agreement and (z) a Shares Acquisition Date, Distribution Date or Trigger Event (in each case as defined in the Green Rights Agreement) does not occur by reason of the approval, execution or delivery of this Agree-ment, and the Green Stock Option Agreement, the consummation of the Offer, the Merger or the consummation of the other transactions contemplated by this Agreement and the Green Stock Option Agreement, and the Green Rights Agreement may not be further amended by Green without the prior consent of White in its sole discretion. (emphasis added)

         Section 5.13 provides, in pertinent part:

              The Board of Directors of Green shall take all further action (in addition to that referred to in Section 3.1(n)) reasonably requested in writing by White (including redeeming the Green Rights immediately prior to the Effective Time or amending the Green Rights Agreement) in order to render the Green Rights inapplicable to the offer, the Merger and the other transactions contemplated by this Agreement and the Green Stock Option















              Agreement. Except as provided above with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and the Green Stock Option Agreement, the Board of Directors of Green shall not (a) amend the Green Rights Agreement or (b) take any action with respect to, or make any determination under, the Green Rights Agree-ment, including a redemption of the Green Rights or any action to facilitate a Takeover Proposal in respect of Green.


                   46.  Thus, although under the Conrail Poison

         Pill Plan the Conrail Board is empowered to "determine by

         action ... prior to such time as any person becomes an

         Acquiring Person" that the Distribution Date will occur

         on a date later than November 7, the Conrail board has

         contractually purported to bind itself not to do so.


                   47.  If the Distribution Date is permitted to

         occur, Conrail, its shareholders, and its other

         constituents face catastrophic irreparable injury.  If

         the Distribution Date occurs and then the CSX Transaction

         does not occur for any number of reasons -- for instance,

         because (i) the Conrail shareholders do not tender

         sufficient shares in the CSX offer, (ii) the Conrail

         shareholders do not approve the CSX merger, (iii) the

         merger does not receive required regulatory approvals, or

         (iv) CSX exercises one of the conditions to its

         obligation to complete its offer --- Conrail will be

         essentially incapable of being acquired or engaging in a

         business combination until 2005.  This would be so

         regardless of the benefits and strategic advantages of

         any business combi-








         nation which might otherwise be available to Conrail.  In

         the present environment of consolidation in the railroad

         industry, such a disability would plainly be a serious

         irremediable disadvantage to Conrail, its shareholders

         and all of its constituencies.


                   48.  The irreparable harm that will befall

         Conrail and all of its constituencies if the Distribution

         Date is permitted to occur is manifest.


         The 180-Day Lock-Out


                   49.  Setting aside the Poison Pill Lock-In, the

         CSX Merger Agreement also contains an unprecedented

         provision purporting to bind Conrail's directors not to

         terminate the CSX Merger Agreement for 180 days

         regardless of whether their fiduciary duties require them

         to do so.  The pertinent provisions appear in Section 4.2

         of the CSX Merger Agreement.  Under that section, Conrail

         covenants not to solicit, initiate or encourage other

         takeover proposals, or to provide information to any

         party interested in making a takeover proposal.  The CSX

         Merger Agreement builds in an exception to this

         prohibition -- it provides that prior to the earlier of

         the closing of the CSX Offer and Conrail shareholder

         approval of the CSX Merger, or after 180 days from the

         date of the CSX Merger Agreement, if the Conrail board

         determines








         upon advice of counsel that its fiduciary duties require

         it to do so, Conrail may provide information to and

         engage in negotiations with another bidder.  Thus, the

         drafters of the CSX Merger Agreement -- no doubt counsel

         for Conrail and CSX -- recognize that there are

         circumstances in which Conrail's directors would be

         required by their fiduciary duties to consider a

         competing acquisition bid.


                   50.  However, despite the recognition in the

         CSX Merger Agreement that the fiduciary duties of the

         Conrail Board may require it to do so, Section 4.2(b) of

         the agreement (the "180-Day Lock-Out") purports to

         prohibit the Conrail Board from withdrawing its

         recommendations that Conrail shareholders tender their

         shares in the CSX Offer and approve the CSX Merger for a

         period of 180 days from the date of the CSX Merger Agree-

         ment.  Likewise, it prohibits the Conrail Board from

         terminating the CSX Merger Agreement, even if the Conrail

         Board's fiduciary duties require it to do so, for the

         same 180-day period.


                   51.  Thus, despite the plain contemplation of

         circumstances under which the Conrail Board's fiduciary

         duties would require it to entertain competing offers and

         act to protect Conrail and its constituencies by (i)











         withdrawing its recommendation that Conrail shareholders

         approve the CSX Transaction and (ii) terminating the CSX

         Merger Agreement, Conrail's Board has seen fit to disable

         itself contractually from doing so.


                   52.  As with the Poison Pill Lock-In, this

         "180-Day Lock-Out" provision amounts to a complete

         abdication of the duty of Conrail's directors to act in

         the best interests of the corporation.  With the 180-day

         Lock-Out, the Conrail directors have determined to take a

         six-month leave of absence despite their apparent

         recognition that their fiduciary duties could require

         them to act during this critical time.


                   53.  The effect of this provision is to lock

         out competing superior proposals to acquire Conrail for

         at least six months, thus giving the CSX Transaction an

         unfair time value advantage over other offers and adding

         to the coercive effects of the CSX Transaction.


                   54.  Because it purports to restrict or limit

         the exercise of the fiduciary duties of the Conrail

         directors, the 180-Day Lock-Out provision of the CSX

         Merger Agreement is ultra vires, void and unenforceable.

         Further, by agreeing to the 180-Day Lock-Out as part of

         the CSX Merger Agreement, the Conrail directors breached

         their fiduciary duties of loyalty and care.











         Rapid Transfer of Control


                   55.  The CSX Transaction is structured to

         include (i) a first-step cash tender offer for up to

         19.9% of Conrail's stock, (ii) an amendment to Conrail's

         charter to opt out of coverage under Subchapter 25E of

         Pennsylvania's Business Corporation Law (the "Charter

         Amendment"), which requires any person acquiring control

         of over 20% or more of the corporation's voting power to

         acquire all other shares of the corporation for a "fair

         price," as defined in the statute, in cash, (iii) follow-

         ing such amendment, an acquisition of additional shares

         which, in combination with other shares already acquired,

         would constitute at least 40% and up to approximately 50%

         of Conrail's stock, and (iv) following required

         regulatory approvals, consummation of a follow-up stock-

         for-stock merger.


                   56.  Thus, once the Charter Amendment is approved,

         CSX will be in a position to acquire either effective or abso-

         lute control over Conrail.  Conrail admits that the CSX Trans-

         action contemplates a sale of control of Conrail.  In its pre-

         liminary proxy materials filed with the Securities and Exchange

         Commission, Conrail stated that if CSX acquires 40% of

         Conrail's stock, approval of the merger will be "virtually cer-

         tain."  CSX










         could do so either by increasing the number of shares it will purchase by tender offer, or, if tenders are insufficient, by accepting all tendered shares and exercising the Stock Option.

         CSX could obtain "approximately 50 percent" of Conrail's shares by purchasing 40% pursuant to tender offer and by exercising the Stock Option, in which event shareholder approval of the

         CSX Merger will be, according to Conrail's preliminary proxy statement, "certain."


                   57.  The swiftness with which the CSX Transaction is

         designed to transfer control over Conrail to CSX can only be viewed as an attempt to lock up the CSX Transaction and ben-

         efits it provides to Conrail management, despite the fact that a better deal, financially and otherwise, is available for Con-

         rail, its shareholders, and its other legitimate constituen-

         cies.


         The Charter Amendment


                   58.  Conrail's Preliminary Proxy Materials for the

         November 14, 1996 Special Meeting set forth the resolution to be voted upon by Conrail's shareholders as follows:


                   An amendment (the "Amendment") of the Articles of Incorporation of Conrail is hereby approved and adopted, by which, upon the effectiveness of such amendment Article Ten thereof will be amended and restated in its entirety as fol-













                   lows: Subchapter E, Subchapter G and Subchapter H of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, shall not be applicable to the Corporation; and further, that the Board of Directors of Conrail, in its discretion, shall be authorized to direct certain executive officers of Conrail to file or not to file the Articles of Amendment to Conrail's Articles of Incorporation reflecting such Amendment or to terminate the Articles of Amendment prior to their effective date, if the Board determines such action to be in the best interests of Conrail.


                   59.  Further, the preliminary proxy materials state

         that


                   Pursuant to the Merger Agreement and in order to facilitate the transactions contemplated there-by, if the [Charter Amendment] is approved, Con-rail would be required to file the Amendment with the Pennsylvania Department of State so as to permit the acquisition by CSX of in excess of 20% of the shares, such filing to be made and effective immediately prior to such acquisition. If CSX is not in a position to make such acqui-sition (because, for example, shares have not been tendered to CSX, Conrail is not required to make such filing, (although approval of the [Charter Amendment] will authorize Conrail to do
                   so) and Conrail does not currently intend to make such filing unless it is required under the Merger Agreement to permit CSX to acquire in excess of 20% of the Shares.


                   60.  Thus, if Conrail shareholders fail to tender

         sufficient shares to CSX to permit CSX to acquire in excess of

         20% of the shares, for example, because they wish to instead accept the superior NS Proposal, the Defendant Directors are actually asking Conrail share-












         holders holders to grant them the authority to discriminatorily withhold the filing of the Charter Amendment, and thereby

         attempt to prevent consummation of the NS Proposal.


         The $300 Million Break-up Fee


                   61.  The CSX Merger Agreement provides for a $300

         million break-up fee.  This fee would be triggered if the CSX

         Merger Agreement were terminated following a competing takeover proposal.


                   62.  This breakup fee is disproportionally large,

         constituting over 3.5% of the aggregate value of the CSX Trans-

         action.  The breakup fee unreasonably tilts the playing field in favor of the CSX Transaction -- a transaction that the de-

         fendant directors knew, or reasonably should have known, at the time they approved the CSX Transaction, provided less value and other benefits to Conrail and its constituencies than would a transaction with NS.


         The Lock-Up Stock Option


                   63.  Concurrently with the CSX Merger Agreement, Con-

         rail and CSX entered into an option agreement (the "Stock Op-

         tion Agreement") pursuant to which Conrail granted to CSX an option, exercisable in certain events, to purchase 15,955,477 shares of Conrail common stock at












         an exercise price of $92.50 per share, subject to adjustment.


                   64.  If, during the time that the option under the

         Stock Option Agreement is exercisable, Conrail enters into an agreement pursuant to which all of its outstanding common

         shares are to he purchased for or converted into, in whole or in part, cash, in exchange for cancellation of the Option, CSX shall receive an amount in cash equal to the difference (if positive) between the closing market price per Conrail common share on the day immediately prior to the consummation of such transaction and the purchase price.  In the event (i) Conrail enters into an agreement to consolidate with, merge into, or sell substantially all of its assets to any person, other than

         CSX or a direct or indirect subsidiary thereof, and Conrail is not the surviving corporation, or (ii) Conrail allows any per-

         son, other than CSX or a direct or indirect subsidiary thereof,

         to merge into or consolidate with Conrail in a series of trans-

         actions in which the Conrail common shares or other securities of Conrail represent less than 50% of the outstanding voting securities of the merged corporation, then the option will be adjusted, exchanged, or converted into options with identical terms


















         as those described in the Stock Option Agreement, appropriately adjusted for such transaction.


                   65.  CSX and Conrail also entered into a similar op-

         tion agreement, pursuant to which CSX granted to Conrail an option, exercisable only in certain events, to purchase

         43,090,773 shares of CSX Common Stock at an exercise price of

         $64.82 per share.


                   66.  The exercise price of the option under the Stock

         Option Agreement is $92.50 per share.  The Stock Option Agree-

         ment contemplates that 15,955,477 authorized but unissued Con-

         rail shares would be issued upon its exercise.  Thus, for each dollar above $92.50 that is offered by a competing bidder for

         Conrail, such as NS, the competing acquiror would suffer

         $15,955,477 in dilution.  Moreover, there is no cap to the po-

         tential dilution.  At NS's offer of $100 par share, the dilu-

         tion attributable to the Stock Option would be $119,666,077.50.

         At a hypothetical offering price of $101 per share, the dilu-

         tion would total $135,621,554.50.  This lock-up structure

         serves no legitimate corporate purpose, as it imposes increas-

         ingly severe dilution penalties the higher the competing bid!


                   67.  At the current $100 per share level of NS's bid,

         the sum of the $300 million break-up fee and














         Stock Option dilution of $119,666,077.50 constitutes nearly

         5.2% of the CSX Transaction's $8.1 billion value.  This is an unreasonable impediment to NS's offer.  Moreover, because these provisions were not necessary to induce an offer that is in

         Conrail's best interests, but rather were adopted to lock up a deal providing Conrail's management with personal benefits while selling Conrail to the low bidder, their adoption

         constituted a plain breach of the Director Defendants'

         fiduciary duty of loyalty.


         Selective Discriminatory
         Treatment of Competing Bids


                   68.  Finally, the Conrail board has breached its fi-

         duciary duties by electively (i) rendering Conrail's Poison

         Pill Plan inapplicable to the CSX Transaction, (ii) approving the CSX Transaction and thus exempting it from the 5-year

         merger moratorium under Pennsylvania's Business Combination

         Statute, and (iii), as noted above, purporting to approve the

         Charter Amendment in favor of CSX only.


                   69.  While Pennsylvania law does not require direc-

         tors to amend or redeem poison pill rights or to take action rendering anti-takeover provisions inapplicable, the law is silent with respect to the duties of















         directors once they have determined to do so.  Once directors have determined to render poison pill rights and anti-takeover statutes inapplicable to a change of control transaction, their fundamental fiduciary duties of care and loyalty require them to take such actions fairly and equitably, in good faith, after due investigation and deliberation, and only for the purpose of fostering the best interests of the corporation, and not to protect selfish personal interests of management.


                   70.  Thus, Conrail's directors are required to act

         evenhandedly, redeeming the poison pill rights and rendering anti-takeover statutes inapplicable only to permit the best competing control transaction to prevail.  Directors cannot take such selective and discriminatory defensive action to fa-

         vor corporate executives' personal interests over those of the corporation, its shareholders, and other legitimate constituen-

         cies.


         LeVan's Deal


                   71.  As an integral part of the CSX Transaction, CSX,

         Conrail and defendant LeVan have entered into an employment agreement dated as of October 14, 1996 (the "LeVan Employment

         Agreement"), covering a period of five-years from the effective date of any merger between CSX and Conrail.  The LeVan Employ-

         ment Agreement provides












         that Mr. LeVan will serve as Chief Operating Officer and

         President of the combined CSX/Conrail company, and as Chief

         Executive Officer and President of the railroad businesses of

         Conrail and CSX, for two years from the effective date of a merger between CSX and Conrail (the "First Employment

         Segment").  Additionally, Mr. LeVan will serve as Chief

         Executive Officer of the combined CSX/Conrail company for a period of two years beginning immediately after the First

         Employment Segment (the "Second Employment Segment").  During

         the period commencing immediately after the Second Employment

         Segment, or, if earlier, upon the termination of Mr. Snow's status as Chairman of the Board (the "Third Employment Seg-

         ment"), Mr. LeVan will additionally serve as Chairman of the

         Board of the combined CSX/Conrail company.


                   72.  Defendant LeVan received a base salary from Con-

         rail of $514,519 and a bonus of $24,759 during 1995.  The LeVan

         Employment Agreement ensures substantially enhanced compensa-

         tion for defendant LeVan.  It provides that during the First

         Employment Segment, Mr. LeVan shall receive annual base compen-

         sation at least equal to 90% of the amount received by the

         Chief Executive Officer of CSX, but not less than $810,000,

         together with bonus and other incentive compensation at

         least




















         equal to 90% of the amount received by the Chief Executive

         Officer of CSX.  During 1995, Mr. Snow received a base salary of $895,698 and a bonus having a cash value of $1,687,500.

         Thus, if Mr. Snow's salary and bonus were to equal Mr. Snow's

         1995 salary and bonus, the LeVan Employment Agreement would provide LeVan with a salary of $810,000 and a bonus of

         $1,518,750 in the First Employment Period.  During the Second

         and Third Employment Segments, Mr. LeVan will receive compen-

         sation in an amount no less than that received by the Chief

         Executive Officer during the First Employment Segment, but not less than $900,000.


                   73.  If CSX terminates Mr. LeVan's employment for a

         reason other than cause or disability or Mr. LeVan terminates employment for good reason (as those terms are defined in the

         LeVan Employment Agreement), Mr. LeVan will be entitled to sig-

         nificant lump sum cash payments based on his compensation dur-

         ing the five year term of the employment agreement, continued

         employee welfare benefits for the longer of three years or the number of years remaining in the employment agreement; and the immediate vesting of outstanding stock-based awards.

















                      Defendants' Campaign Of Misinformation


                   74.  On October 15, 1996, Conrail and CSX issued

         press releases announcing the CSX Transaction, and Conrail pub-

         lished and filed preliminary proxy materials with the SEC.  On

         October 16, 1996, CSX filed and published its Schedule 14D-1

         Tender Offer Statement and Conrail filed its Schedule 14D-9

         Solicitation/Recommendation Statement.  These communications to

         Conrail's shareholders reflect a scheme by defendants to co-

         erce, mislead and fraudulently manipulate such shareholders to swiftly deliver control of Conrail to CSX and effectively frus-

         trate any competing higher bid.


                   75.  Conrail's Preliminary Proxy Statement contains

         the following misrepresentations of fact:


                        (a)  Conrail states that "certain provisions of

              Pennsylvania law effectively preclude . . .  CSX from pur-

              chasing 20% or more" of Conrail's shares in the CSX Offer

              "or in any other manner (except the [CSX] Merger."  This

              statement is false.  The provisions of Pennsylvania law to which Conrail is referring are those of Subchapter 25E of

              the Pennsylvania Business Corporation Law.  This law does

              not "effectively preclude CSX from purchasing 20% or more

              of Conrail's stock other than through the CSX Merger.













              Rather, it simply requires a purchaser of 20% or more of

              Conrail's voting stock to pay a fair price in cash, on

              demand, to the holders of the remaining 80% of the shares.

              The real reason that CSX will not purchase 20% or more of

              Conrail's voting stock absent the Charter Amendment is

              that, unlike NS, CSX is unable or unwilling to pay a fair

              price in cash for 100% of Conrail's stock.


                        (b)  Conrail states that its "Board of Directors

              believes that Conrail shareholders should have the op-

              portunity to receive cash in the near-term for 40% of

              [Conrail's] shares," and that "[t]he Board of Directors

              believes it is in the best interests of shareholders that

              they have the opportunity to receive cash for 40% of their shares in the near term."  These statements are false.

              First of all, the Conrail Board believes that Conrail

              shareholders should have the opportunity to receive cash

              in the near-term for 40% of Conrail's shares only if such

              transaction will swiftly deliver effective control of Con-

              rail to CSX.  Second, the Conrail Board of Directors does

              not believe that such swift transfer of control to CSX is

              in the best interests of Conrail shareholders; rather, the

              Conrail Board of
















              Directors believes that swift transfer of effective

              control over Conrail to CSX through the CSX Offer will

              lock up the CSX Transaction and preclude Conrail

              shareholders from any opportunity to receive the highest

              reasonably available price in a sale of control of Con-

              rail.


                   76.  CSX's Schedule 14D-1 contains the following mis-

         representations of fact:


                        (a)  CSX states that:

                        At any time prior to the announcement by [Con-
                   rail] or an Acquiring Person that an Acquiring Person has become such, [Conrail] may redeem the [Conrail Poison Pill Plan] rights ...


              This statement is false.  In fact, the Conrail Poison Pill rights are redeemable any time prior to the Distribution

              Date.  After the Distribution Date, they cannot be re-

              deemed.  CSX further states that:


                        The terms of the [Conrail Poison Pill] rights
                   may be amended by the [Conrail Board] without the consent of the holders of the Rights ... to make any other provision with respect to the Rights which [Conrail] may deem desirable; provided that from and after such time as Acquiring Person becomes such, the Rights may not be amended in any manner which would adversely affect the interests of holders of Rights.


              This statement is also false.  The Conrail Board's power

              to freely amend the poison pill rights termi-












              nates on the Distribution Date, not the date when someone

              becomes an Acquiring Person.  These misrepresentations

              operate to conceal the fact that the Conrail Board will

              lose its power to control the drastic effects of the

              poison pill ten days following commencement of a competing tender offer.


                        (b)  CSX states that the "purpose of the [CSX]

              Offer is for [CSX] . . . to acquire a significant equity

              interest in [Conrail] as the first step in a business com-

              bination of [CSX] and [Conrail]."  This statement is

              false.  The purpose of the CSX offer is to swiftly trans-

              fer effective control over Conrail to CSX in order to lock up the CSX Transaction and foreclose the acquisition of

              Conrail by any competing higher bidder.


                        (c)  CSX states that "the Pennsylvania Control

              Transaction Law effectively precludes [CSX, through its

              acquisition subsidiary] from purchasing 20% or more of

              Conrail's shares pursuant to the [CSX] Offer."  This

              statement is false.  The provisions of Pennsylvania law to which Conrail is referring are those of Subchapter 25E of

              the Pennsylvania Business Corporation Law.  This law does

              not "effectively preclude" CSX from purchasing 20% or more of













              Conrail's stock other than through the CSX Merger.

              Rather, it simply requires a purchaser of 20% or more of

              Conrail's voting stock to pay a fair price in cash, on

              demand, to the holders of the remaining 80% of the shares.

              The real reason that CSX will not purchase 20% or more of

              Conrail's voting stock absent the Charter Amendment is

              that, unlike NS, CSX is unable or unwilling to pay a fair

              price in cash for 100% of Conrail's stock.


                   77.  Conrail's Schedule 14D-9 states that "the [CSX

         Transaction] . . . is being structured as a true merger-of-

         equals transaction."  This statement is false.  The CSX Trans-

         action is being structured as a rapid, locked-up sale of con-

         trol of Conrail to CSX involving a significant, albeit inad-

         equate, control premium.


                   78.  Each of the Conrail Preliminary Proxy Statement,

         the CSX Schedule 14D-1 and the Conrail Schedule 14D-9 omit to disclose the following material facts, the disclosure of which are necessary to make the statements made in such documents not misleading:


                   (a)  That the Conrail Board will lose its power to

         redeem or freely amend the Conrail Poison Pill Plan rights on the "Distribution Date," which














         will occur 10 business days from the date when a competing tender offer for Conrail is commenced.


                   (b)  That both Conrail (and its senior management)

         and CSX (and its senior management) knew (i) that NS was keenly interested in acquiring Conrail, (ii) that NS has the financial capacity and resources to pay a higher price for Conrail than

         CSX could, and (iii) that a financially superior competing bid for Conrail by NS was inevitable.


                   (c)  That Conrail management led NS to believe that

         if and when the Conrail Board determined to sell Conrail, it would do so through a process in which NS would be given the opportunity to bid, and that in the several weeks prior to the announcement of the CSX Transaction, defendant LeVan on two occasions prevented Mr. Goode from presenting an acquisition proposal to Conrail by stating to him that making such a pro-

         posal would be unnecessary and that Mr. LeVan would contact Mr.

         Goode concerning NS's interest in acquiring Conrail following

         (i) the Conrail Board's strategic planning meeting scheduled for September 1996 and (ii) a meeting of the Conrail Board pur-

         portedly scheduled for October 16, 1996.




















                   (d)  That in September of 1994, NS had proposed a

         stock-for-stock acquisition of Conrail at an exchange ratio of

         1.1 shares of NS stock for each share of Conrail stock, which ratio, if applied to the price of NS stock on the day before announcement of the CSX Transaction, October 14, 1996, implied a bid by NS worth over $101 per Conrail share.


                   (e)  That the CSX Transaction was structured to

         swiftly transfer effective if not absolute voting control over

         Conrail to CSX, and to prevent any other bidders from acquiring

         Conrail for a higher price.


                   (f)  That although Conrail obtained opinions from

         Morgan Stanley and Lazard Freres that the consideration to be received by Conrail stockholders in the CSX Transaction was

         "fair" to such shareholders from a financial point of view,

         Conrail's Board did not ask its investment bankers whether the

         CSX Transaction consideration was adequate, from a financial point of view, in the context of a sale of control of Conrail such as the CSX Transaction.


                   (g)  That although in arriving at their "fairness"

         opinions, both Morgan Stanley and Lazard Freres purport to have considered the level of















         consideration paid in comparable transactions, both investment bankers failed to consider the most closely comparable

         transaction -- NS's September 1994 merger proposal, which, as noted above, would imply a price per Conrail share in excess of

         $101.


                   (h)  That, if asked to do so, Conrail's investment

         bankers would be unable to opine in good faith that the consi-

         deration offered in the CSX Transaction is adequate to Con-

         rail's shareholders from a financial point of view.


                   (i)  That Conrail's Board failed to seek a fairness

         opinion from its investment bankers concerning the $300 million breakup fee included in the CSX Transaction.


                   (j)  That Conrail's Board failed to seek a fairness

         opinion from its investment bankers concerning the Stock Option

         Agreement granted by Conrail to CSX in connection with the CSX

         Transaction.


                   (k)  That the Stock Option Agreement is structured so

         as to impose increasingly severe dilution costs on a competing bidder for control of Conrail for progressively higher acquisi-

         tion bids.


                   (l)  That the Conrail Board intends to withhold the

         filing of the Charter Amendment follow-












         ing its approval by Conrail's stockholders if the effectiveness of such amendment would facilitate any bid for Conrail other than the CSX Transaction.


                   (m)  That the Charter Amendment and/or its submission

         to a vote of the Conrail shareholders is illegal and ultra vires under Pennsylvania law.


                   (n)   That the Conrail Board's discriminatory (i) use

         of the Charter Amendment, (ii) amendment of the Conrail Poison

         Pill and (iii) action exempting the CSX Transaction from

         Pennsylvania's Business Combination Statute, all to facilitate the CSX Transaction and to preclude competing financially supe-

         rior offers for control of Conrail, constitute a breach of the

         Director Defendants' fiduciary duty of loyalty.


                   (o)  That Conrail's Board failed to conduct a reason-

         able, good faith investigation of all reasonably available ma-

         terial information prior to approving the CSX transaction and related agreements, including the lock-up Stock Option Agree-

         ment.


                   (p)  That in recommending that Conrail's shareholders

         tender their shares to CSX in the CSX Offer, Conrail's Board did not conclude that doing















         so would be in the best interests of Conrail's shareholders.


                   (q)  That in recommending that Conrail's shareholders

         approve the Charter Amendment, the Conrail Board did not con-

         clude that doing so would be in the best interests of Conrail's shareholders.


                   (r)  That in recommending that Conrail shareholders

         tender their shares to CSX in the CSX Offer, primary weight was given by the Conrail Board to interests of persons and/or

         groups other than Conrail's shareholders.


                   (s)  That in recommending that Conrail shareholders

         tender their shares to CSX in the CSX Offer, primary weight was given to the personal interests of defendant LeVan in increas-

         ing his compensation and succeeding Mr. Snow as Chairman and

         Chief Executive Officer of the combined CSX/Conrail company.


                   (t)  That the Continuing Director Requirement in

         Conrail's Poison Pill (described below in paragraphs 80 through

         88, adopted by Conrail's board in September 1995 and publicly disclosed at that time, is illegal and ultra vires under Penn-

         sylvania law and therefore is void and unenforceable.




















                   79.  Each of the misrepresentations and omitted facts

         detailed above are material to the decisions of Conrail's

         shareholders concerning whether to vote in favor of the Charter

         Amendment and whether, in response to the CSX Offer, to hold,

         sell to the market, or tender their shares, because such mis-

         representations and omitted facts bear upon (i) the good faith of the Conrail directors in recommending that Conrail share-

         holders approve the Charter Amendment and tender their shares in the CSX Offer, (ii) whether taking such actions are in the best interests of Conrail shareholders, (iii) whether the CSX

         Offer represents financially adequate consideration for the sale of control of Conrail and/or (iv) whether the economically superior NS Proposal is a viable, available alternative to the

         CSX Transaction.  Absent adequate corrective disclosure by the defendants, these material misrepresentations and omissions threaten to coerce, mislead, and fraudulently manipulate Con-

         rail shareholders to approve the Charter Amendment and deliver control of Conrail to CSX in the CSX Offer, in the belief that the NS Proposal is not an available alternative.























                     Conrail's Directors Attempt To Override
                  Fundamental Principles of Corporate Democracy
                        By Imposing A Continuing Directors
                      Requirement in Conrail's Poison Pill


                   80.  As noted above, Conrail's directors have long

         known that it was an attractive business combination candidate to other railroad companies, including NS.


                   81.  Neither Conrail's management nor its Board, how-

         ever, had any intention to give up their control over Conrail,

         unless the acquiror was willing to enter into board composi-

         tion, executive succession, and compensation and benefit ar-

         rangements satisfying the personal interests of Conrail manage-

         ment and the defendant directors, such as the assignments pro-

         vided for in the CSX Transaction.  They were aware, however,

         that through a proxy contest, they could be replaced by direc-

         tors who would be receptive to a change in control of Conrail regardless of defendants' personal interests.  Accordingly, on

         September 20, 1995, the Conrail directors attempted to elimi-

         nate the threat to their continued incumbency posed by the free exercise of Conrail's stockholders' franchise.  They drasti-

         cally altered Conrail's existing Poison Pill Plan, by adopting a "Continuing Director" limitation to the Board's power to re-

         deem the rights issued pursuant to the Rights Plan (the "Con-

         tinuing Director Requirement").














                   82.  Prior to adoption of the Continuing Director

         Requirement, the Conrail Poison Pill Plan was a typical "flip-

         in, flip-over" plan, designed to make an unsolicited acquisi-

         tion of Conrail prohibitively expensive to an acquiror, and reserving power in Conrail's duly elected board of directors to render the dilutive effects of the rights ineffective by re-

         deeming or amending them.


                   83.  The September 20, 1995 adoption of the Continu-

         ing Director Requirement changed this reservation of power.  It added an additional requirement for amendment of the plan or redemption of the rights.  For such action to be effective, at least two members of the Board must be "Continuing Directors,"

         and the action must be approved by a majority of such "Continu-

         ing Directors."  "Continuing Directors" are defined as members of the Conrail Board as of September 20, 1995, i.e., the incum-

         bents, or their hand-picked successors.


                   84.  By adopting the Continuing Director Requirement,

         the Director Defendants intentionally and deliberately have attempted to destroy the right of stockholders of Conrail to replace them with new directors who would have the power to redeem the rights or amend the Rights Agreement in the event that such new directors deemed such action to be in the best interests












         of the company.  That is, instead of vesting the power to

         accept or reject an acquisition in the duly elected Board of

         Directors of Conrail, the Rights Plan, as amended, destroys the power of a duly elected Board to act in connection with

         acquisition offers, unless such Board happens to consist of the current incumbents or their hand-picked successors.  Thus, the

         Continuing Director Requirement is the ultimate entrenchment device.


                   85.  The Continuing Director Requirement is invalid

         per se under Pennsylvania statutory law, in that it purports to limit the discretion of future Boards of Conrail.  Pennsylvania law requires that any such limitation on Board discretion be set forth in a By-Law adopted by the stockholders.  See Pa. BCL

         Section 1721.  Thus, the Director Defendants were without power to adopt such a provision unilaterally by amending the Rights

         Agreement.


                   86.  Additionally, the Continuing Director Require-

         ment is invalid under Conrail's By-Laws and Articles of Incor-

         poration.  Under Section 3.5 of Conrail's By-Laws, the power to direct the management of the business and affairs of Conrail is broadly vested in its duly elected board of directors.  Insofar as the Continuing Director Requirement purports to restrict the power of Conrail's duly elected board of directors to redeem the











         rights or amend the plan, it conflicts with Section 3.5 of Con-

         rail's By-Laws and is therefore of no force or effect.  Article

         Eleven of Conrail's Articles of Incorporation permits Conrail's entire board to be removed without cause by stockholder vote.

         Read together with Section 3.5 of Conrail's By-Laws, Article

         Eleven enables Conrail's stockholders to replace the entire incumbent board with a new board fully empowered to direct the management of Conrail's business and affairs, and, specifi-

         cally, to redeem the rights or amend the plan.  Insofar as the

         Continuing Director Requirement purports to render such action impossible, it conflicts with Conrail's Articles of Incorpora-

         tion and is therefore of no cause or effect.


                   87.  Furthermore, the adoption of the Continuing Di-

         rector Requirement constituted a breach of the Director Defen-

         dants' fiduciary duty of loyalty.  There existed no justifica-

         tion for the directors to attempt to negate the right of stock-

         holders to elect a new Board in the event the stockholders dis-

         agree with the incumbent Board's policies, including their re-

         sponse to an acquisition proposal.


                   88.  Moreover, while the Director Defendants dis-

         closed the adoption of the Continuing Director Re-

















         quirement, they have failed to disclose its illegality and the illegality of their conduct in adopting it.  If they are not required to make corrective disclosures, defendants will permit the disclosure of the Continuing Director Requirement's

         adoption to distort stockholder choice in connection with the special meeting, the CSX Offer, and (if they have not

         successfully locked up voting control of Conrail by then) in the next annual election of directors.  The Director

         Defendants' conduct is thus fraudulent, in that they have

         failed to act fairly and honestly toward the Conrail

         stockholders, and intended to preserve their incumbency and that of current management, to the detriment of Conrail's

         stockholders said other constituencies.  Accordingly, such action should be declared void and of no force or effect.

         Furthermore, adequate corrective disclosure should be required.


         Conrail's Charter Permits The Removal
         and Replacement of its Entire Board of
         Directors At its Next Annual Meeting


                   89.  As noted above, plaintiff NS intends to facili-

         tate the NS Proposal by replacing the Conrail board at Con-

         rail's next annual meeting.  Conrail's next annual meeting is scheduled to be held on May 21, 1997 (accord-

















         ing to Conrail's April 3, 1996 Proxy Statement, as filed with the Securities and Exchange Commission).


                   90.  The Director Defendants adopted the Continuing

         Director Requirement in part because they recognized that under

         Conrail's Articles, its entire Board, even though staggered,

         may be removed without cause at Conrail's next annual meeting.


                   91.  Section 3.1 of Conrail's By-Laws provides that

         the Conrail Board shall consist of 13 directors, but presently there are only 11.  The Conrail Board is classified into three classes.  Each class of directors serves for a term of three years, which terms are staggered.


                   92.  Article 11 of Conrail's Articles of Incorpora-

         tion provides that:


                   The entire Board of Directors, or a class of the Board where the Board is classified with respect to the power to elect directors, or any individual di-rector may be removed from office without assigning any cause by vote of stockholders entitled to cast at least a majority of the votes which all stockholders would be entitled to cast at any annual election of directors or of such class of directors.


                   93.  Under the plain language of Article 11, the en-

         tire Conrail Board, or any one or more of Conrail's directors,

         may be removed without cause by a majority vote of the Conrail stockholders entitled to vote at the













         annual meeting.  Plaintiffs anticipate, however, that

         defendants will argue that under Article 11, only one class may be removed at each annual meeting.  Accordingly, plaintiffs seek a declaratory judgment that pursuant to Article 11, the entire Conrail Board, or any one or more of Conrail's

         directors, may be removed without cause at Conrail's next

         annual meeting.


                                Declaratory Relief


                   94.  The Court may grant the declaratory relief

         sought herein pursuant to 28 U.S.C. Section 2201.  The Director

         Defendants' adoption of the CSX Transaction (with its

         discriminatory Charter Amendment poison pill, and state anti-

         takeover statute treatment and draconian lock-up provisions) as well as their earlier adoption of the Continuing Director

         Requirement, clearly demonstrate their bad faith entrenchment motivation and, in light of the NS Proposal, that there is a substantial controversy between the parties.  Indeed, given the

         NS Proposal, the adverse legal interests of the parties are real and immediate.  Defendants can be expected to vigorously oppose each judicial declaration sought by plaintiffs, in order to maintain their incumbency and defeat the NS Proposal --

         despite the benefits it would provide to Conrail's stockholders and other constituencies.














                   95.  The granting of the requested declaratory relief

         will serve the public interest by affording relief from uncer-

         tainty and by avoiding delay and will conserve judicial re-

         sources by avoiding piecemeal litigation.


                                Irreparable Injury


                   96.  The Director Defendants' adoption of the CSX

         Transaction (with its discriminatory Charter Amendment, poison pill and state anti-takeover statute treatment and draconian lock-up provisions) as well as their earlier adoption of the

         Continuing Director Requirement threaten to deny Conrail's stockholders of their right to exercise their corporate fran-

         chise without manipulation, coercion or false and misleading disclosures and to deprive them of a unique opportunity to re-

         ceive maximum value for their stock.  The resulting injury to plaintiffs and all of Conrail's stockholders would not be ade-

         quately compensable in money damages and would constitute ir-

         reparable harm.


                              Derivative Allegations


                   97.  Plaintiffs bring each of the causes of action

         reflected in Counts One through Seven and Fourteen and Fifteen below individually and directly.  Alternatively, to the extent required by law, plaintiffs bring such causes of action deriva-

         tively on behalf of Conrail.











                   98.  No demand has been made on Conrail's Board of

         Directors to prosecute the claims set forth herein since, for the reasons set forth below, any such demand would have been a vain and useless act since the Director Defendants constitute the entire Board of Directors of Conrail and have engaged in fraudulent conduct to further their personal interests in en-

         trenchment and have ratified defendant LeVan's self-dealing conduct:


                        a.  The Director Defendants have acted fraudu-

              lently by pursuing defendants' campaign of misinformation,

              described above, in order to coerce, mislead, and manipu-

              late Conrail shareholders to swiftly deliver control of

              Conrail to the low bidder.


                        b.  The form of resolution by which the share-

              holders are being asked to approve the Charter Amendment

              is illegal and ultra vires in that it purports to autho-

              rize the Conrail Board to discriminatorily withhold filing the certificate of amendment even after shareholder ap-

              proval.  Thus, its submission to the shareholders is il-

              legal and ultra vires and, therefore, not subject to the

              protections of the business judgment rule.

















                        c.  The Conrail directors' selective amendment

              of the Conrail poison pill and discriminatory preferential treatment of the CSX Transaction under the Pennsylvania

              Business Combination Statute were motivated by their per-

              sonal interest in entrenchment, constituting a breach of

              their fiduciary duty of loyalty and rendering the business judgment rule inapplicable.


                        d.  The Director Defendants' adoption of the

              breakup fee and stock option lock-ups in favor of CSX was

              motivated by their personal interest in entrenchment, con-

              stituting a breach of their duty of loyalty and render the business judgment rule inapplicable.


                        e.  The Continuing Director Requirement is il-

              legal and ultra vires under Pennsylvania statutory law and under Conrail's charter and by-laws, rendering the busi-

              ness judgment rule inapplicable to its adoption by the

              Director Defendants.


                        f.  In adopting the Continuing Director Require-

              ment, each of the Defendant Directors has failed to act

              fairly and honestly toward Conrail and its stockholders,

              insofar as by doing so the Defendant Directors, to pre-

              serve their own incumbency,













              have purported to eliminate the stockholders' fundamental

              franchise right to elect directors who would be receptive

              to a sale of control of Conrail to the highest bidder.

              There is no reason to think that, having adopted this

              ultimate in entrenchment devices, the Director Defendants

              would take action that would eliminate it.


                        g.  Additionally, the Director Defendants have

              acted fraudulently, in that they intentionally have failed to disclose the plain illegality of their conduct.


                        h.  There exists no reasonable prospect that the

              Director Defendants would take action to invalidate the

              Continuing Director Requirement.  First, pursuant to Penn-

              sylvania statute, their fiduciary duties purportedly do

              not require them to amend the Rights Plan in any way.

              Second, given their dishonest and fraudulent entrenchment

              motivation, the Director Defendants would certainly not

              commence legal proceedings to invalidate the Continuing

              Director Requirement.


                   99.  Plaintiffs are currently beneficial owners of

         Conrail common stock.  Plaintiffs' challenge to the CSX Trans-

         action (including the illegal Charter Amendment,
















         discriminatory treatment, and lock-ups) and to the Continuing

         Director Requirement presents a strong prima facie case,

         insofar as the Director Defendants have deliberately and

         intentionally, without justification, acted to foreclose free choice by Conrail's shareholders.  If this action were not maintained, serious injustice would result, in that defendants would be permitted illegally and in pursuit of personal, rather than proper corporate interests to deprive Conrail stockholders of free choice and a unique opportunity to maximize the value of their investments through the NS Proposal, and to deprive plaintiff NS of a unique acquisition opportunity.


                   100.  This action is not a collusive one to confer

         jurisdiction on a Court of the United States that it would not otherwise have.


                                    COUNT ONE
                          (Breach of Fiduciary Duty with
                        Respect to the Charter Amendment)


                   101.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.























                   102.  The Conrail directors were and are obligated by

         their fiduciary duties of due care and loyalty, to act in the best interests of the corporation.


                   103.  In conjunction with the proposed merger, the

         Conrail board of directors has approved, and recommended that the shareholders approve, an amendment to Conrail's Charter.

         The amendment is required to allow a third party to acquire more than 20% of Conrail's stock.


                   104.  The Conrail directors have publicly stated

         their intention to file the amendment only if the requisite number of shares are tendered to CSX.


                   105.  By adopting the illegal Charter Amendment and

         then discriminately applying it to benefit themselves, the Con-

         rail directors have breached their fiduciary duties of care and loyalty.


                   106.  Plaintiffs have no adequate remedy at law.


                                    COUNT TWO
                            (Breach of Fiduciary Duty
                         With Respect to the Poison Pill)


                   107.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   108.  The Conrail board of directors adopted its Poi-

         son Pill Plan with the ostensible purpose of protect-









         ing its shareholders against the consummation of unfair

         acquisition proposals that may fail to maximize shareholder value.


                   109.  The Conrail Board has announced its intention

         to merge with CSX, and the Conrail Board has also sought to exempt CSX from the provisions of the Poison Pill.


                   110.  Additionally, the Conrail Board has committed

         itself to not pursue any competing offer for the Company.


                   111.  By selectively and discriminately determining

         to exempt CSX, and only CSX, from the Poison Pill provisions,

         to the detriment to Conrail's shareholders, the Conrail direc-

         tors have breached their fiduciary duties of care and loyalty.


                   112.  Plaintiffs have no adequate remedy at law.


                                   COUNT THREE
                            (Breach of Fiduciary Duty
                         with Respect to the Pennsylvania
                          Business Combinations Statute)


                   113.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   114.  By approving the CSX Offer prior to its consum-

         mation, the Director Defendants have rendered the















         Pennsylvania Business Combinations Statute, subchapter 25F of the Pennsylvania Business Corporation Law, and, particularly,

         its five-year ban on mergers with substantial stockholders,

         inapplicable to the CSX Transaction, while it remains as an impediment to competing higher acquisition offers such as the

         NS Proposal.


                   115.  By selectively and discriminately exempting the

         CSX Transaction from the five-year merger ban, for the purpose of facilitating a transaction that will provide substantial personal benefits to Conrail management while delivering Con-

         rail to the low bidder, the Director Defendants have breached their fiduciary duties of care and loyalty.


                   116.  Plaintiffs have no adequate remedy at law.


                                    COUNT FOUR
                        (Declaratory Judgment Against All
                         Defendants that the Poison Pill
                     Lock-In is Void Under Pennsylvania Law)


                   117.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   118.  By purporting to bind Conrail and its directors

         not to amend or take any action with respect to the Conrail

         Poison Pill Plan without CSX'S consent, the















         CSX Merger Agreement purports to restrict the managerial

         discretion of Conrail's directors.


                   119.  Under Pennsylvania law, agreements restricting

         the managerial discretion of the board of directors are permis-

         sible only in statutory close corporations.  Conrail is not a statutory close corporation.


                   120.  No statute countenances Conrail's and the Di-

         rector Defendants' adoption of the Poison Pill Lock-In terms of the CSX Merger Agreement.  No Conrail By-Law adopted by the

         Conrail shareholders provides that Conrail's directors may con-

         tractually abdicate their fiduciary duties and managerial pow-

         ers and responsibilities with respect to the Conrail Poison

         Pill Plan.


                   121.  Plaintiffs, as well as all of Conrail's share-

         holders and other legitimate constituencies, face imminent ir-

         reparable harm unless the poison pill lock-in provisions are declared ultra vires, void and unenforceable, and Conrail's directors are enjoined to take such action as is necessary to postpone the "Distribution Date" under the Conrail Poison Pill

         Plan and retain their power to redeem and/or amend the poison pill rights.


                   122.  Plaintiffs have no adequate remedy at law.














                                    COUNT FIVE
                         (Against the Defendant Directors
                        for Breach of Fiduciary Duty with
                       Respect to the Poison Pill Lock-In)


                   123.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   124.  By entering into the Poison Pill Lock-In provi-

         sions of the CSX Merger Agreement, the Director Defendants pur-

         ported to relinquish their power to act in the best interests of Conrail in connection with proposed acquisitions of Conrail,

         and, unless they are enjoined to take such action as is neces-

         sary to postpone the occurrence of a "Distribution Date" under the Conrail Poison Pill Plan, will by their inaction lock Con-

         rail into a situation in which it cannot be acquired, regard-

         less of how beneficial the proposed transaction is, until the year 2005, other than through the CSX Transaction at its cur-

         rent price.


                   125.  Thus, by entering into the CSX Transaction and

         by failing to postpone the "Distribution Date", the Director

         Defendants have intentionally, in violation of their duty of loyalty, completely abdicated their fiduciary duties and re-

         sponsibilities.  Alternatively, the Director Defendants, by en-

         tering into the Poison Pill Lock-In provision of the CSX Merger

         Agreement without












         adequate investigation and comprehension of the consequences of their action, and by failing to take action to rescind the

         Poison Pill Lock-In provision and postpone the "Distribution

         Date", have acted and are acting recklessly and with gross negligence.


                   126.  Absent prompt injunctive relief, plaintiffs, as

         well as Conrail and all of its legitimate constituencies, face imminent irreparable harm.


                   127.  Plaintiffs have no adequate remedy at law.


                                    COUNT SIX
                        (Declaratory Judgment Against All
                       Defendants That the 180-Day Lock-Out
                         is Void Under Pennsylvania Law)


                   128.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   129.  By purporting to bind Conrail and its director

         from acting to protect the interests of Conrail, its sharehold-

         ers and its other legitimate constituencies by withdrawing its recommendation that Conrail's shareholders accept the CSX Offer and approve the CSX Merger even when the fiduciary duties of

         Conrail's directors would require them to do so, the 180-Day

         Lock-Out provision of the CSX Merger Agreement purports to re-

         strict the managerial discretion of Conrail's directors.














                   130.  By purporting to prohibit Conrail's directors

         from terminating the CSX Merger Agreement when their fiduciary duties would require them to do so, the 180-Day Lock-Out provi-

         sion of the CSX Merger Agreement purports to restrict the mana-

         gerial discretion of Conrail's directors.


                   131.  Under Pennsylvania law, agreements restricting

         the managerial discretion of the board of directors are permis-

         sible only in statutory close corporations.  Conrail is not a statutory close corporation.


                   132.  No statute countenances Conrail's and the Di-

         rector Defendants' adoption of the 180-Day Lock-Out terms of the CSX Merger Agreement.  No Conrail By-Law adopted by the

         Conrail shareholders provides that Conrail's directors may con-

         tractually abdicate their fiduciary duties and managerial pow-

         ers and responsibilities.


                   133.  Unless the 180-Day Lock-Out provision is de-

         clared ultra vires and void and defendants are enjoined from taking any action enforcing it, Conrail and its legitimate con-

         stituencies face irreparable harm.


                   134.  Plaintiffs have no adequate remedy at law.


                                   COUNT SEVEN
                         (Against the Defendant Directors
                        for Breach of Fiduciary Duty with











                         Respect to the 180-Day Lock-Out)


                   135.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   136.  By entering into the 180-Day Lock-Out provision

         of the CSX Merger Agreement, the Director Defendants purported to relinquish their power to act in the best interest of Con-

         rail in connection with proposed acquisitions of Conrail.


                   137.  Thus, by entering into the 180-Day Lock-Out

         provision, the Conrail directors have abdicated their fiduciary duties, in violation of their duties of loyalty and care.


                   138.  Plaintiffs have no adequate remedy at law.


                                   COUNT EIGHT
                          (Breach of Fiduciary Duty with
                        Respect to the Lock-Up Provisions)


                   139.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   140.  In conjunction with the CSX Merger Agreement,

         the Conrail Board has agreed to termination fees of $300 mil-

         lion and to the lock-up Stock Option Agreement.


                   141.  These provisions confer no benefit upon Con-

         rail's shareholders and in fact operate and are in-













         tended to operate to impede or foreclose further bidding for

         Conrail.


                   142.  The Conrail directors have adopted these provi-

         sions without regard to what is in the best interest of the

         Company and its shareholders, in violation of their fiduciary duties.


                   143.  Plaintiffs have no adequate remedy at law.


                                    COUNT NINE
                           (Declaratory Relief Against
                       Conrail and Director Defendants That
                       The Continuing Director Requirement
                         Is Void Under Pennsylvania Law)


                   144.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   145.  Under Pennsylvania law, the business and af-

         fairs of a Pennsylvania corporation are to be managed under the direction of the Board of Directors unless otherwise provided by statute or in a By-Law adopted by the stockholders.  Pa. BCL

         Section 1721.


                   146.  Under Pennsylvania law, agreements restricting

         the managerial discretion of directors are permissible only in statutory close corporations.


                   147.  No statute countenances Conrail's and the cur-

         rent Board's adoption of the Continuing Director










         Requirement.  No Conrail By-Law adopted by the Conrail

         stockholders provides that the current Board may limit a future

         Board's management and direction of Conrail.  Conrail is not a statutory close corporation.


                   148.  Adoption of the Continuing Director Requirement

         constitutes an unlawful attempt by the Director Defendants to limit the discretion of a future Board of Directors with re-

         spect to the management of Conrail.  In particular, under the

         Continuing Director Requirement, a duly elected Board of Direc-

         tors that includes less than two continuing directors would be unable to redeem or modify Conrail's Poison Pill even upon de-

         termining that to do so would be in Conrail's best interests.


                   149.  Plaintiffs seek a declaration that the Continu-

         ing Director Requirement is contrary to Pennsylvania statute and, therefore, null and void.


                   150.  Plaintiffs have no adequate remedy at law.


                                    COUNT TEN
                       (Declaratory Relief Against Conrail
                         and The Director Defendants That
                       The Continuing Director Requirement
                         Is Void Under Conrail's Articles
                          of Incorporation And By-Laws)


                   151.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.














                   152.  Under Section 3.5 of Conrail's By-Laws,


                        The business and affairs of the Corpora-
                   tion shall be managed under the direction of the Board which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles or by these By-laws directed or re-quired to be exercised and done by the share-holders.


                   153.  Pursuant to Section 1505 of the Pennsylvania

         Business Corporation Law, the By-Laws of a Pennsylvania corpo-

         ration operate as regulations among the shareholders and affect contracts and other dealings between the corporation and the stockholders and among the stockholders as they relate to the corporation.  Accordingly, the Rights Plan and the rights is-

         sued thereunder are subject to and affected by Conrail's By-

         Laws.


                   154.  Insofar as it purports to remove from the duly

         elected board of Conrail the power to redeem the rights or amend the Rights Plan, the Continuing Director Requirement di-

         rectly conflicts with Section 3.5 of Conrail's By-Laws, and is therefore void and unenforceable.


                   155.  Article Eleven of Conrail's Articles of Incor-

         poration provides that Conrail's entire board may be removed without cause by vote of a majority of the stockholders who would be entitled to vote in the election of











         directors.  Read together with Section 3.5 of Conrail's By-

         Laws, Article Eleven enables the stockholders to replace the entire incumbent board with a new board with all powers of the incumbent board, including the power to redeem the rights or to amend the Rights Agreement.  The Continuing Director

         Requirement purports to prevent the stockholders from doing so,

         and is therefore void and unenforceable.


                   156.  Plaintiffs have no adequate remedy at law.


                                   COUNT ELEVEN
                       (Declaratory Relief Against Conrail
                    and The Director Defendants That Adoption
                      of the Continuing Director Requirement
                   Constituted A Breach of the Duty of Loyalty)


                   157.  Plaintiffs repeat and reallege each of the fore-

         going allegations as if fully set forth in this paragraph.


                   158.  Adoption of the Continuing Director Requirement

         constituted a breach of the duty of loyalty on the part of the

         Director Defendants.  Such adoption was the result of bad faith entrenchment motivation rather than a belief that the action was in the best interests of Conrail.  In adopting the Continu-

         ing Director Requirement, the Director Defendants have pur-

         ported to circumvent the Conrail stockholders' fundamental franchise















         rights, and thus have failed to act honestly and fairly toward

         Conrail and its stockholders.  Moreover, the Director

         Defendants adopted the Continuing Director Requirement without first conducting a reasonable investigation.


                   159.  The Continuing Director Requirement not only

         impedes acquisition of Conrail stock in the NS Offer, it also impedes any proxy solicitation in support of the NS Proposal because Conrail stockholders will, unless the provision is in-

         validated, believe that the nominees of plaintiffs will be pow-

         erless to redeem the Poison Pill rights in the event they con-

         clude that redemption is in the best interests of the corpora-

         tion.  Thus, stockholders may believe that voting in favor of plaintiffs' nominees would be futile.  The Director Defendants intended their actions to cause Conrail's stockholders to hold such belief.


                   160.  Plaintiffs seek a declaration that the Director

         Defendants' adoption of the Continuing Director Requirement was in violation of their fiduciary duties and, thus, null, void and unenforceable.


                   161.  Plaintiffs have no adequate remedy at law.



















                                   COUNT TWELVE
                        (Against Conrail And The Director
                       Defendants For Actionable Coercion)


                   162.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   163.  The Director Defendants owe fiduciary duties of

         care and loyalty to Conrail.  Furthermore, Conrail and the Di-

         rector Defendants, insofar as they undertake to seek and rec-

         ommend action by Conrail's shareholders, for example with re-

         spect to the Charter Amendment, the CSX Offer or the NS Offer,

         stand in a relationship of trust and confidence vis a vis Con-

         rail's shareholders, and accordingly have a fiduciary obliga-

         tion of good faith and fairness to such shareholders in seeking or recommending such action.


                   164.  Conrail and its directors are seeking the ap-

         proval by Conrail's shareholders of the Charter Amendment and are recommending such approval.


                   165.  Conrail and its directors are seeking the ten-

         der by Conrail's shareholders of their shares into the CSX Of-

         fer and are recommending such tender.


                   166.  In seeking such action and making such recom-

         mendations, Conrail and its directors have sought to create the impression among the Conrail shareholders that











         the NS Proposal is not a financially superior, viable, and actually available alternative to the CSX Transaction.  This impression, however, is false.  The only obstacles to the NS

         Proposal are the ultra vires, illegal impediments constructed by defendants, including the Poison Pill Lock-In, the 180-Day

         Lock-Out, and the continuing director provisions of the Conrail

         Poison Pill Plan.


                   167.  The purpose for which defendants' seek to cre-

         ate this impression is to coerce Conrail shareholders into de-

         livering control over Conrail swiftly to CSX.  Furthermore, the effect of this false impression is to coerce Conrail sharehold-

         ers into delivering control over Conrail to CSX.


                   168.  This coercion of the Conrail shareholders con-

         stitutes a breach of the fiduciary relation of trust and confi-

         dence owed by the Corporation and its directors to shareholders from whom they seek action and to whom they recommend the ac-

         tion sought.


                   169.  The conduct of defendants Conrail and its di-

         rectors is designed to, and will, if not enjoined, wrongfully induce Conrail's shareholders to sell their shares to CSX in the CSX Offer not for reasons related to the economic merits of the sale, but rather because the














         illegal conduct of defendants has created the appearance that the financially (and otherwise) superior NS Proposal is not available to them, and that the CSX Transaction is the only opportunity available to them to realize premium value on their investment in Conrail.


                   170.  Plaintiffs have no adequate remedy at law.


                                  COUNT THIRTEEN
                      (Against CSX For Aiding And Abetting)


                   171.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   172.  Defendant CSX, through its agents, was aware of

         and knowingly and actively participated in the illegal conduct and breaches of fiduciary duty committed by Conrail and the

         Director Defendants and set forth in Counts One through Nine and Count Twelve of this complaint.


                   173.  CSX's knowing and active participation in such

         conduct has harmed plaintiffs and threatens irreparable harm to plaintiffs if not enjoined.


                   174.  Plaintiffs have no adequate remedy at law.



















                                  COUNT FOURTEEN
                    (Declaratory and Injunctive Relief Against
                     Conrail and the Director Defendants for
                  Violation of Section 14(a) of the Exchange Act
                      and Rule 14a-9 Promulgated Thereunder)


                   175.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   176.  Section 14(a) of the Exchange Act provides that

         it is unlawful to use the mails or any means or instrumentality of interstate commerce to solicit proxies in contravention of any rule promulgated by the SEC. 15 U.S.C. Section 78n(a).


                   177.  Rule 14a-9 provides in pertinent part:  "No

         solicitation subject to this regulation shall be made by means of any . . . communication, written or oral, containing any statement which, at the time, and in light of the circumstances under which it is made, is false and misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading. . . ."  17 C.F.R. Section 240.14a-9.


                   178.  Conrail's Preliminary Proxy Statement contains

         the misrepresentations detailed in paragraph 75


















         above.  It also omits to disclose the material facts detailed in paragraph 78 above.


                   179.  Unless defendants are required by this Court to

         make corrective disclosures, Conrail's stockholders will be deprived of their federal right to exercise meaningfully their voting franchise.


                   180.  The defendants' false and misleading statements

         and omissions described above are essential links in defen-

         dants' effort to deprive Conrail's shareholders of their abil-

         ity to exercise choice concerning their investment in Conrail and their voting franchise.


                   181.  Plaintiffs have no adequate remedy at law.


                                  COUNT FIFTEEN
                       (Against Defendant CSX For Violation
                       Of Section 14(d) Of The Exchange Act
                        And Rules Promulgated Thereunder)


                   182.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   183.  Section 14(d) provides in pertinent part:  "It

         shall be unlawful for any person, directly or indirectly by use of the mails or by any means or instrumentality of interstate commerce ... to make a tender offer for ... any class of any equity security which is registered pursuant to section 781 of this title, ... if,










         after consummation thereof, such person would, directly or indirectly, be the beneficial owner of more than 5 per centum of such class, unless at the time copies of the offer, request or invitation are first published, sent or given to security holders such person has filed with the Commission a statement containing such of the information specified in section 78m(d)

         of this title, and such additional information as the

         Commission may by rules and regulations prosecute...."  15

         U.S.C. Section 78n(d).


                   184.  On October 16, 1996, defendant CSX filed with

         the SEC its Schedule 14D-1 pursuant to Section 14(d).


                   185.  CSX's Schedule 14D-1 contains each of the false

         and misleading material misrepresentations of fact detailed in paragraph 76 above.  Furthermore, CSX's Schedule 14D-1 omits disclosure of the material facts detailed in paragraph 78

         above.  As a consequence of the foregoing, CSX has violated,

         and unless enjoined will continue to violate, Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder.


                   186.  CSX made the material misrepresentations and

         omissions described above intentionally and knowingly, for the purpose of fraudulently coercing, misleading














         and manipulating Conrail's shareholders to tender their shares into the CSX Offer.


                   187.  Plaintiffs have no adequate remedy at law.


                                  COUNT SIXTEEN
                     (Against Defendant Conrail For Violation
                       Of Section 14(d) Of The Exchange Act
                        And Rules Promulgated Thereunder)


                   188.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   189.  Section 14(d)(4) provides in pertinent part:

         "Any solicitation or recommendation to the holders of [securi-

         ties for which a tender offer has been made] to accept or re-

         ject a tender offer or request or invitation for tender shall be made in accordance with such rules and regulations as the

         [SEC] may prescribe as necessary or appropriate in the public interest of investors."  Rule 14d-9 provides in pertinent part:

         "No solicitation or recommendation to security holders shall be made by [the subject company] with respect to a tender offer for such securities unless as soon as practicable on the date such solicitation or recommendation is first published or sent or given to security holders such person ... file[s] with the

         [SEC] eight copies of a Tender Offer Solicitation/Recommenda-

         tion Statement on Schedule 14D-9."















                   190.  On October 16, 1996, Conrail (i) published its

         board of directors' recommendation that Conrail shareholders tender their shares in the CSX Offer and (ii) filed with the

         SEC its Schedule 14D-9.


                   191.  Conrail's Schedule 14D-9 contains each of the

         false and misleading material misrepresentations detailed in paragraph 77 above.  Further, Conrail's Schedule 14D-9 omits disclosure of the material facts detailed in paragraph 78

         above.  As a consequence of the foregoing, Conrail has vio-

         lated, and unless enjoined will continue to violate, Section

         14(d) of the Exchange Act and the rules and regulations pro-

         mulgated thereunder.


                   192.  Conrail made the material misrepresentations

         and omissions described above intentionally and knowingly, for the purpose of fraudulently coercing, misleading and manipulat-

         ing Conrail's shareholders to tender their shares into the CSX

         Offer.


                   193.  Plaintiffs have no adequate remedy at law.


                                 COUNT SEVENTEEN
                      (Against Conrail and CSX for Violation
                       of Section 14(e) of the Exchange Act
                        and Rules Promulgated Thereunder)

















                   194.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   195.  Section 14(e) provides in pertinent part:  "It

         shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the cir-

         cumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices in connection with any tender offer . . . or any so-

         licitation of security holders in opposition to or in favor of any such offer . . . ."  Defendants have violated and threaten to continue to violate Section 14(e).


                   196.  The CSX Schedule 14D-1 constitutes a communica-

         tion made under circumstances reasonably calculated to result in the procurement of tenders from Conrail shareholders in fa-

         vor of the CSX Offer.


                   197.  The Conrail Schedule 14D-9 and Proxy Statement

         constitute communications made under circumstances reasonably calculated to result in the procurement of tenders from Conrail shareholders in favor of the CSX Offer.

















                   198.  The CSX Schedule 14D-1 contains the false and

         misleading material misrepresentations detailed in paragraph 76 above.  The CSX Schedule 14D-1 omits disclosure of the material facts detailed in paragraph 78 above.


                   199.  The Conrail Schedule 14D-9 contains the false

         and misleading material misrepresentations detailed in para-

         graph 77 above.  The Conrail Schedule 14D-9 omits disclosure of the material facts detailed in paragraph 78 above.


                   200.  The Conrail Proxy Statement contains the false

         and misleading material misrepresentations detailed in para-

         graph 75 above.  The Conrail Proxy Statement omits disclosure of the material facts detailed in paragraph 78 above.


                   201.  These omitted facts are material to the deci-

         sions of Conrail shareholders to hold, sell to market, or ten-

         der their shares in the CSX tender offer.


                   202.  The defendants intentionally and knowingly made

         the material misrepresentations and omissions described above,

         for the purpose of coercing, misleading, and manipulating Con-

         rail shareholders to swiftly transfer control over Conrail to

         CSX by tendering their shares in the CSX Tender Offer.

















                   203.  Absent declaratory and injunctive relief re-

         quiring adequate corrective disclosure, plaintiffs, as well as all of Conrail's shareholders, will be irreparably harmed.

         Conrail shareholders will be coerced by defendants' fraudulent and manipulative conduct to sell Conrail to the low bidder.

         Plaintiffs NS and AAC will be deprived of the unique opportu-

         nity to acquire and combine businesses with Conrail.


                   204.  Plaintiffs have no adequate remedy at law.


                                  COUNT EIGHTEEN
                       (Against Defendants Conrail and CSX
                         For Civil Conspiracy To Violate
                          Section 14 Of The Exchange Act
                        And Rules Promulgated Thereunder)


                   205.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   206.  Defendants Conrail and CSX conspired and agreed

         to conduct the campaign of misinformation described in para-

         graphs 48 through 51 above for the purpose of coercing, mis-

         leading and manipulating Conrail shareholders to swiftly trans-

         fer control over Conrail to CSX.  As set forth in Counts Four-

         teen through Seventeen above, which are incorporated by refer-

         ence herein, the defendants' campaign of misinformation is vio-

         lative of














         Section 14 of the Exchange Act and the rules and regulations promulgated hereunder.


                   207.  Plaintiffs have no adequate remedy at law.


                                  COUNT NINETEEN
                               (Against Conrail for
                          Estoppel/Detrimental Reliance)


                   208.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   209.  By his actions, silence and statements during

         the period from September 1994 to October 15, 1996, and par-

         ticularly by his statements to Mr. Goode in September and Octo-

         ber of 1996 (as detailed above in paragraphs 17 through 24,

         defendant LeVan, Purporting to act on behalf of Conrail and its

         Board of Directors and with apparent authority to so act, led

         Mr. Goode to believe that Conrail's Board was not interested in a sale of the company and that if and when the Conrail Board decided to pursue such a sale, it would let NS know and give NS an opportunity to bid.


                   210.  Prior to October 15, 1996, NS had justifiably

         relied on Mr. LeVan's false statements and representations in refraining from making a proposal to Conrail's
















         Board or initiating a tender offer of its own for Conrail

         shares.


                   211.  Mr. LeVan and Conrail knew or should have known

         that their actions, silence, statements and representations to

         NS would induce NS to believe that Conrail's board was not in-

         terested in selling the company and that NS would be given an opportunity to bid if Conrail's Board decided that Conrail would be sold.


                   212.  Mr. LeVan and Conrail knew or should have known

         that NS would rely upon their actions, silence, statements and representations to its detriment in refraining from making a proposal to Conrail's Board or initiating a tender offer of its own for Conrail shares.


                   213.  NS did in fact rely upon LeVan's and Conrail's

         actions, silence, statements and representations to its detri-

         ment in refraining from making a proposal to Conrail's Board or initiating a tender offer of its own for Conrail shares.


                   214.  Conrail and its Board are estopped from effec-

         tuating a sale of the company without giving NS an adequate opportunity to present its competing tender offer to the Con-

         rail Board of Directors and Conrail shareholders.  Similarly,

         any provision in the CSX Merger Agreement that would impede directors' or shareholders'











         ability to approve a competing tender offer or takeover

         proposal, such as that made by NS, is null and void.


                   215.  By virtue of NS's justifiable reliance on Con-

         rail's and Mr. Levan's actions, silence and statements, it has suffered and will continue to suffer irreparable harm.


                   216.  Plaintiffs have no adequate remedy at law.


                                   COUNT TWENTY
                       (Unlawful And Ultra Vires Amendment
                     of Conrail's Articles of Incorporation)


                   217.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   218.  The Conrail Board of Directors is attempting to

         freeze out any competing tender offers and lock up the CSX deal, to the detriment of shareholders, by improperly maneuver-

         ing to "opt-out" of the "anti-takeover" provisions of the Penn-

         sylvania Business Corporation Law in a discriminatory fashion.

         This procedure distorts and subverts the provisions of the

         Pennsylvania statute.


                   219.  At the special meeting of Conrail shareholders,

         such shareholders will be asked to approve the following amend-

         ment to Conrail's Articles of Incorporation, which has already been approved by the Conrail













         Board of Directors:  "Subchapter E, Subchapter G and Subchapter

         H of Chapter 25 of the Pennsylvania Business Corporation Law of

         1988, as amended, shall not be applicable to the Corporation."


                   220.  The Director Defendants are also asking for

         authorization to exercise discretion in deciding whether or not to file the Charter Amendment.  According to the proposed proxy materials, the defendant directors only intend to file the

         Charter Amendment if CSX is in a position to purchases more than 20% of Conrail's shares.  Consequently, in effect, the

         Charter Amendment becomes a "deal specific" opt-out.


                   221.  The PBCL does not allow for such a discrimina-

         tory application of an opt-out provision.  Section 2541(a) of the PBCL provides that Subchapter 25E will not apply to corpo-

         rations that have amended their articles of incorporation to state that the Subchapter does not apply.  Section 1914 of the

         PBCL provides that an articles amendment "shall be adopted" if it received the affirmative vote of a majority of shareholders entitled to vote on the amendment.  While section 1914 also provides that the amendment need not be deemed to be adopted unless it has been approved by the directors, that approval has already been given.


















                   222.  Conrail's Board is trying to distort and sub-

         vert the provisions of the Pennsylvania statute by keeping a shareholdler-approved opt-out from taking effect unless the CSX deal is moving forward.  The PBCL is quite clear -- it allows corporations to exercise general, not selective, opt-outs.

         Therefore, any action taken at the November 14, 1996 share-

         holder meeting would be a nullity.


                   223.  If the November 14, 1996 shareholder meeting is

         allowed to take place and the amendment is passed, NS will suf-

         fer irreparable harm.


                   224.  Plaintiffs have no adequate remedy at law.


                                 COUNT TWENTY-ONE
                  (Declaratory Judgment Against Conrail and the
                   Director Defendants That the Entire Conrail
                      Board, Or Any One or More of Conrail's
                     Directors, Can Be Removed Without Cause)


                   225.  Plaintiffs repeat and reallege each of the

         foregoing allegations as if fully set forth in this paragraph.


                   226.  Plaintiffs intend, if necessary to facilitate

         the NS Proposal, to solicit proxies to be used at Conrail's next annual meeting to remove Conrail's current Board of Direc-

         tors.


                   227.  There is presently a controversy among Conrail,

         the Director Defendants and the plaintiffs as to










         whether the entire Conrail Board, or any one or more of

         Conrail's directors, may be removed without cause at the annual meeting by a vote of the majority of Conrail stockholders

         entitled to cast a vote at the Annual Meeting.


                   228.  Plaintiffs seek a declaration that Article 11

         of Conrail's Articles of Incorporation permits the removal of the entire Conrail Board, or any one or more of Conrail's di-

         rectors, without cause by a majority vote of the Conrail stock-

         holders entitled to cast a vote at an annual election.


                   229.  Plaintiffs have no adequate remedy at law.


                   WHEREFORE, plaintiffs respectfully request that this

         Court enter judgment against all defendants, and all persons in active concert or participation with them, as follows:


                   A.  Declaring that:


                        (a)  defendants have violated Sections 14(a),

         14(d) and 14(e) of the Exchange Act and the rules and regula-

         tions promulgated thereunder;


                        (b)  defendants' use of the Charter Amendment is

         violative of Pennsylvania statutory law and their fiduciary duties;
















                        (c)  defendants' discriminatory use of Conrail's

         Poison Pill Plan violates the director defendants' fiduciary duties;


                        (d)  the termination fees and stock option

         agreements granted by Conrail to CSX are violative of the de-

         fendants' fiduciary duties;


                        (e)  the Continuing Director Requirement of Con-

         rail's Poison Pill Plan is ultra vires and illegal under Penn-

         sylvania Law and Conrail's Articles of Incorporation and By-

         laws; and is illegal because its adoption constitutes a breach of the defendants' fiduciary duties;


                        (f)  Conrail's entire staggered board or any one

         or more of its directors, can be removed without cause at Con-

         rail's next annual meeting of stockholders;


                        (g)  the defendants have engaged in a civil con-

         spiracy to violate Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;


                        (h)  the Poison Pill Lock-In provisions in the

         CSX Merger Agreement are ultra vires and, therefore, void under

         Pennsylvania Law;


                        (i)  the 180-Day Lock-Out provision in the CSX

         Merger Agreement is ultra vires under Pennsylvania law and,

         therefore, void; and









                        (j) the Director Defendants, by approving the

         CSX Merger Agreement, breached their fiduciary duties of care and loyalty.


                   B.  Preliminarily and permanently enjoining the de-

         fendants, their directors, officers, partners, employees,

         agents, subsidiaries and affiliates, and all other persons act-

         ing in concert with or on behalf of the defendants directly or indirectly, from:


                        (a)  commencing or continuing a tender offer for

         shares of Conrail stock or other Conrail securities;


                        (b)  seeking the approval by Conrail's stock-

         holders of the Charter Amendment, or, in the event it has been approved by Conrail's stockholders, from taking any steps to make the Charter Amendment effective;


                        (c)  taking any action to redeem rights issued

         pursuant to Conrail's Poison Pill Plan or render the rights plan inapplicable as to any offer by CSX without, at the same time, taking such action as to NS's outstanding offer;


                        (d)  taking any action to enforce the Continuing

         Director Requirement of Conrail's Poison Pill Plan;
















                        (e)  taking any action to enforce the termina-

         tion fee or stock option agreement granted to CSX by Conrail;


                        (f)  failing to take such action as is necessary

         to exempt the NS Proposal from the provisions of the Pennsylva-

         nia Business Combination Statute;


                        (g)  holding the Conrail special meeting until

         all necessary corrective disclosures have been made and ad-

         equately disseminated to Conrail's stockholders;


                        (h) taking any action to enforce the Poison Pill

         Lock-In and/or the 180-Day Lock-Out provisions of the CSX

         Merger Agreement;


                        (i)  failing to take such action as is necessary

         to ensure that a Distribution Date does not occur under the terms of the Conrail Poison Pill Plan; and


                        (j)  failing to take any action required by the

         fiduciary duties of the Director Defendants.


                   C.  Granting compensatory damages for all incidental

         injuries suffered as a result of defendants' unlawful conduct.


                   D.  Awarding plaintiffs the costs and disbursements

         of this action, including attorneys' fees.













                   E.  Granting plaintiffs such other and further relief

         as the court deems just and proper.

                                            Respectfully Submitted:

                                            /s/ Mary A. McLaughlin

                                            Mary A. McLaughlin
                                            I.D. No. 24923
                                            George G. Gordon
                                            I.D. No. 63072
                                            Dechert, Price & Rhoads
                                            4000 Bell Atlantic Tower
                                            1717 Arch Street
                                            Philadelphia, PA  19103
                                            (215) 994-4000
                                            Attorneys for Plaintiffs



         Of Counsel:

         Steven J. Rothschild
         SKADDEN, ARPS, SLATE, MEAGHER & FLOM
         One Rodney Square
         P.O. Box 636
         Wilmington, DE 19899
         (302) 651-3000

         DATED:  October 30, 1996





























                                   VERIFICATION


                   Pursuant to Federal Rule of Civil Procedure 23.1 and

         28 U.S.C. Section 1746, I, Henry C. Wolf, hereby verify under penalty of perjury that the allegations and averments in the foregoing First Amended Complaint for Declaratory and

         Injunctive Relief are true and correct.


                                            /s/ Henry C. Wolf
                                            ____________________________
                                            Henry C. Wolf
                                            Executive Vice President
                                            Norfolk Southern Corporation



         Executed on October 29, 1996.

                              CERTIFICATE OF SERVICE


                   I hereby certify that I caused this day the foregoing

         First Amended Complaint For Declaratory And Injunctive Relief

         to be served on the following attorneys in the manner specified below:



                             Theodore N. Mirvis, Esq.
                          Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                          New York, New York  10019-6150
                                 By Fax and Fedex

                             David H. Pittinsky, Esq.
                        Ballard Spahr Andrews & Ingersoll
                                1735 Market Street
                                    51st Floor
                           Philadelphia, PA  19103-7599
                                 By Hand Delivery

                             Thomas L. VanKirk, Esq.
                               Stanley Yorsz, Esq.
                                Buchanan Ingersoll
                             Professional Corporation
                                One Oxford Centre
                           301 Grant Street, 20th Floor
                              Pittsburgh, PA  15219
                                 By Fax and Fedex

                               John Beerbower, Esq.
                                Gerald Ford, Esq.
                             Cravath, Swaine & Moore
                                 Worldwide Plaza
                                825 Eighth Avenue
                          New York, New York  10019-7475
                                 By Fax and Fedex

                                            /s/ George G. Gordon
                                            ___________________________
                                            George G. Gordon, Esq.


         Dated:  October 30, 1996